Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SILICON LABORATORIES INC.

Silicon laboratories international pte. ltd.

AND

Redpine Signals, inc.

MARCH 11, 2020

i

Table of Contents

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Table of Contents

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LIST OF EXHIBITS

Exhibit A	Purchased Assets

Exhibit B	Excluded Assets

Exhibit C	Assignment and Assumption and Bill of Sale

Exhibit D	Escrow Agreement

Exhibit E	Noncompetition and Nonsolicitation Agreement

Exhibit F-1	Support and Release Agreement

Exhibit F-2	Option Cancellation Agreement

Exhibit G	License Agreement (to Purchaser)

Exhibit H	R&W Insurance Policy Binder

Exhibit I	India APA

Exhibit J	Trademark Assignment Agreement

Exhibit K	Patent Assignment Agreement

Exhibit L	MSA Amendment Agreement

Exhibit M	License Agreement (to Seller)

Exhibit N	Press Release

Schedule 1(a)	Key Personnel

Schedule 1(b)	Retained Employees

Schedule 1(c)	Personnel

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 11, 2020 by and among Silicon Laboratories Inc., a Delaware corporation (“Parent”), Silicon Laboratories International Pte. Ltd., a Singapore private limited company (“SL International” and together with Parent, “Purchaser”), and Redpine Signals, Inc., a California corporation (the “Company” or the “Seller”).

RECITALS

WHEREAS, the Boards of Directors of each of Purchaser and Seller believe it is in the best interests of each company and its respective stockholders that Purchaser acquire substantially all of the assets of Seller (the “Asset Purchase”) and, in furtherance thereof, have approved the Asset Purchase.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, the Key Personnel have signed an offer letter and proprietary information and invention assignment agreement (“PIIA”) with Purchaser or a Subsidiary thereof, (collectively, the “Employment Documents”), the effectiveness of which shall be contingent upon the Closing.

WHEREAS, the parties have agreed that assets used by the Ceremorphic business lines of Seller as enumerated and listed on Exhibit B are excluded from the Asset Purchase.

WHEREAS, Swarushi Technologies India Private Limited, an India private limited company (as may be renamed following the date hereof, “Purchaser Subsidiary”) and Redpine Signals India Private Limited, an India private limited company (“Company Subsidiary”) will at or prior to the Closing enter into an asset purchase agreement in the form attached hereto as Exhibit I (the “India APA”), pursuant to which Purchaser Subsidiary will purchase certain assets related to the Target Business held by Company Subsidiary as identified in such asset purchase agreement.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein and for other good and valuable consideration, the parties, intending to be legally bound, hereby agree as follows:

1.            Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

“280G Payments” has the meaning set forth in Section 5.7.

“280G Stockholder Vote” has the meaning set forth in Section 5.7.

“AAA” has the meaning set forth in Section 2.6.

“Acquisition Proposal” has the meaning set forth in Section 5.5(a).

“Affiliate” shall mean with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Persons.

“Agreement” has the meaning set forth in the introductory paragraph.

“Assumed Contract” has the meaning set forth on Exhibit A.

“Business Day” shall mean Monday through Friday.

“Cash Consideration” shall mean (a) $308,000,000, minus (b) the Deducted Liabilities, plus (c) the Closing Working Capital, plus (d) the Severance Amount. For the avoidance of doubt, Cash Consideration shall be adjusted in accordance with Section 2.5(b).

“CERCLA” has the meaning set forth in Section 3.27(a)(i).

“Change of Control” means, with respect to the Purchaser: (a) any merger, consolidation or similar business combination of the Purchaser into or with another Person as a result of which holders of the voting securities of the Purchaser immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, equity interests in the surviving entity in such transaction possessing less than a majority of the voting power of such surviving entity; or (b) any other transaction, including the sale by the Purchaser of new equity interests or a transfer of existing equity interests of the Purchaser, the result of which is that any other Person or group of related Persons, directly or indirectly, acquires (i) beneficial ownership (as defined under Section 13(d) of the Securities Exchange Act of 1934) of equity interests of the Purchaser representing a majority of the Purchaser’s voting power or (ii) a majority of the Purchaser’s assets.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash Consideration” shall mean the Cash Consideration minus (a) the Escrow Amount, minus (b) the Purchase Price Adjustment Escrow Amount. For the avoidance of doubt, Closing Cash Consideration shall be adjusted in accordance with Section 2.5(b).

“Closing Certificate” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Working Capital” means, as of 11:59 p.m. on the Closing Date, (a) Seller’s Current Assets to the extent not Excluded Assets, minus (b) Seller’s Current Liabilities to the extent not Excluded Liabilities.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the definition of “Shares” in this Section 1.

“Company” has the meaning set forth in the introductory paragraph.

“Company Continuing Employee” shall mean each employee employed by the Company or the Company Subsidiary on the Closing Date who becomes an employee of Purchaser or the Purchaser Subsidiary immediately after the Closing Date.

“Company’s Knowledge” and similar references refer to the actual knowledge of Venkat Mattela, Kalpana Atluri, Mallik Reddy, Dhiraj Sogani, Narasimhan Venkatesh, and Chandra Sekhar Abburi after conducting a reasonably diligent inquiry concerning the subject matter in question.

“Company Option Plans” shall mean the Company’s 2007 Stock Incentive Plan and 2018 Equity Incentive Plan.

“Confidentiality Agreement” has the meaning set forth in Section 5.3.

“Contribution” has the meaning set forth in Section 3.14(b)(xi).

“Contributors” has the meaning set forth in Section 3.14(b)(xi).

“Contract” has the meaning set forth in Section 3.14(a)(i).

“Controlled” has the meaning set forth in Section 3.14(a)(ii).

“Copyrighted Works” has the meaning set forth in Section 3.14(a)(iii).

“Current Assets” shall mean, in each case solely to the extent such asset is included in the Purchased Assets, the Company’s and Company Subsidiary’s collective (a) accounts receivable (net of allowance for doubtful accounts), (b) inventories (net of reserve for obsolescence), (c) prepaid expenses, and (d) other current assets, all determined in accordance with GAAP applied consistently with past practices of the Company.

“Current Liabilities” shall mean, in each case solely to the extent such liability is an Assumed Liability, the Company’s and Company Subsidiary’s collective (a) accounts payable, (b) deferred revenue, and (c) other current accrued liabilities, all determined in accordance with GAAP applied consistently with past practices of the Company.

“Customer” shall mean an End Customer or a distributor or contract manufacturer.

“Damages” shall mean all Liabilities, Taxes, losses, costs, damages, reasonable expenses, interest, penalties, reasonable attorneys’ fees, reasonable third party expert fees, reasonable consultant fees, reasonable fees incurred in connection with the enforcement of the rights of any Purchaser Indemnified Person, fines, judgments and awards. The term Damages as used herein is not limited to matters asserted by third parties, but also includes Damages incurred in the absence of claims by a third party. In no event shall Damages include exemplary or punitive damages (other than such damages that are paid pursuant to a Third-Party Claim).

“Deducted Liabilities” shall mean (i) the dollar amount of all obligations (without duplication) of the Group Companies in respect of Liabilities that give rise to Encumbrances on the Purchased Assets and (ii) the transaction expenses of the Group Companies owed to the Persons set forth on the Closing Certificate for whom wire information and the identity of the Person to be paid is listed. With respect to clause (ii) of this definition, Parent, Purchaser or Purchaser Subsidiary shall pay the amount enumerated to each such Person listed on and in accordance with the Closing Certificate at the Closing.

“Electronic Data Room” shall mean the electronic data room populated by the Company and to which Purchaser has been provided access in connection with the due diligence investigation conducted prior to the execution of this Agreement.

“Employment Documents” has the meaning set forth in the Recitals.

“Encumbrance” shall mean any lien, pledge, charge, mortgage, conditional sale, security interest, trust or deemed trust (whether contractual, statutory or otherwise arising), exclusive license or usage rights, encumbrance, claim, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or encumbrance of any nature, whether accrued, absolute, contingent or otherwise, and any rights or privilege capable of becoming any of the foregoing. Notwithstanding the foregoing, “Encumbrance” shall not (a) include statutory liens for Taxes that are not yet due and payable, (b) liens for Taxes being contested in good faith by any appropriate proceedings set forth on Schedule 1.1 – “Encumbrance”, (c) statutory liens to secure obligations not yet due to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs manded by Law, and (e) statutory liens in favor of carries, warehousemen, mechanics and materialmen, to secure claims not yet due or payable for labor, materials or supplies.

“End Customer” shall mean a customer (other than a distributor or contract manufacturer), regardless of whether such customer purchases directly from any of the Group Companies or indirectly from any of the Group Companies through a distributor or contract manufacturer.

“Environmental Laws” has the meaning set forth in Section 3.27(a)(i).

“Equityholders” shall mean (i) the holders of Shares as of the Closing, including any holder of Options who exercises an Option in connection with the Closing and (ii) holders of Options that execute an Option Cancellation Agreement in substantially the form of Exhibit F-2 hereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Wilmington Trust, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.8(h).

“Escrow Amount” shall mean $4,000,000.

“Escrow Funds” shall mean that portion of the Escrow Amount and Purchase Price Adjustment Escrow Amount held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement, from time to time.

“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934.

“Excluded Assets” shall mean the assets of Seller listed on Exhibit B.

“Excluded Liabilities” shall mean all Liabilities (including Excluded Taxes except as otherwise set forth in Section 5.8(a)) other than: (i) all Liabilities under Assumed Contracts for performance on or after the Closing Date (but excluding any Liabilities arising out of a pre-Closing breach of any such Assumed Contracts), (ii) Liabilities to third party service providers, for trade accounts payable or otherwise incurred in the ordinary course and included in the Closing Working Capital, (iii) (X) any product liability or similar claim with respect to the Target Business, including for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other product defects of any products at any time manufactured or sold or any service performed by Seller or any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller and (Y) any infringement, misappropriation, dilution, or other actionable harm with respect to any Intellectual Property Right of the Target Business, (iv) all Liabilities with respect to Taxes arising out of or related to the operation of the Target Business or the Purchased Assets after the Closing Date and (v) Liabilities to fulfill open purchase orders, and (vi) all Liabilities to the extent arising out of, relating to or in connection with the ownership or operation of the Target Business or the Purchased Assets after the Closing Date (the Liabilities set forth in clauses (i)-(vi), the “Assumed Liabilities”).

“Excluded Taxes” shall mean, except to the extent of the amount of such Taxes included in Deducted Liabilities, (i) all Taxes (or the non-payment thereof) of the Group Companies; (ii) any and all Taxes of any Person imposed on any Purchaser as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring in a Pre-Closing Tax Period, (iii) any Taxes relating to any Excluded Assets, and (iv) any Transfer Taxes (other than those required to be paid by Purchaser in accordance with Section 5.2 or Section 5.8).

“Financial Statements” shall mean the unaudited financial statements of the Seller on a consolidated basis, for the year ended December 31, 2017, the audited financial statements of the Seller on a consolidated basis, for the year ended December 31, 2018, and the unaudited financial statements of the Seller on a consolidated basis for the eleven-month period ending on December 31, 2019.

“Fraud” shall mean actual common law fraud involving knowing and willful misrepresentation, concealment or nondisclosure with respect to any representation or warranty contained in this Agreement made with the intent of inducing any other Party hereto to enter into this Agreement and upon which such other Party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable tort laws).

“Founders” shall mean Venkat Mattela, Mallik Reddy and Kalpana Atluri.

“Fundamental Representations” has the meaning set forth in Section 8.1(a).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.3.

“Group Companies” means the Company and the Company Subsidiary (and each such entity individually a “Group Company”).

“Hazardous Materials” has the meaning set forth in Section 3.27(a)(ii).

“Indemnifying Party” shall mean each of the Equityholders and the Seller.

“Independent Accounting Firm” has the meaning set forth in Section 2.6.

“India Branch Office” shall mean the Company’s branch office in India, with foreign company registration number F02127.

“India Lease” shall mean the lease deed dated October 15, 2019, executed by and between the Company Subsidiary and the India Lessor.

“India Lessor” shall mean K. Raheja I.T. Park (Hyderabad) Limited.

“India Premises” shall mean Unit No.1 measuring 26,067 square feet (chargeable area) equivalent to 19,941 square feet (carpet area) on the 9th Floor of Building No. 2B, also known as "Maximus Towers", constructed on the land being Sub-Plot 2, bearing Survey No. 64 (part), Madhapur Village, Serilingampally Mandal, Ranga Reddy District, Hyderabad - 500081, Telangana, India.

“Intellectual Property Agreements” has the meaning set forth in Section 3.14(a)(vii).

“Intellectual Property Rights” has the meaning set forth in Section 3.14(a)(iv).

“Information Systems” has the meaning set forth in Section 3.14(g)(ii).

“Insurance Policies” has the meaning set forth in Section 3.23.

“Key Personnel” shall mean those employees listed on Schedule 1(a).

“Law” shall mean all applicable foreign, federal, state, and local governmental laws (including common law), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, injunctions, judgments, decrees, orders, and requirements of a Governmental Entity.

“Liabilities” shall include all obligations and liabilities of any nature whether matured or unmatured, fixed or contingent whether or not required to be included in financial statements.

“Licensed IP Assets” has the meaning set forth in Section 3.14(a)(viii).

“Licensed IP Rights” has the meaning set forth in Section 3.14(a)(ix).

“Material Adverse Effect” shall mean any event, change, violation or effect that is, or would reasonably be expected to be, materially adverse to the Target Business, financial condition, properties, assets, Liabilities, operations or results of operations of the Group Companies, taken as a whole, but will not include any adverse event, change, violation or effect to the extent arising from: (a) any changes after the date hereof in GAAP or Law, (b) any changes in interest rates or general economic conditions (whether in the United States or internationally), (c) any changes generally applicable to industries in which the Group Companies operate, (d) the announcement of, entry into or pendency of, the transactions contemplated hereby, (e) any action taken by the Group Companies at the request of Purchaser, (f) any national or international political or social event or occurrence or material worsening or escalation thereof (including acts of war or terrorism), (g) any earthquake, hurricane, tornado or other natural disaster, or (h) any spread of Novel Coronavirus (i.e. COVID-19); except in the case of each of clauses (a), (b), (c), or (f), to the extent such event, change, violation or effect disproportionately affects the Group Companies relative to other participants in the industries in which the Group Companies operate.

“Material Contract” has the meaning set forth in Section 3.16(d).

“MSA” shall mean the Software Development Service Agreement executed by and between the Company and the Company Subsidiary, dated April 1, 2019.

“Officer’s Certificate” has the meaning set forth in Section 8.3.

“Open Source License” has the meaning set forth in Section 3.14(b)(v).

“Open Source Materials” has the meaning set forth in Section 3.14(b)(v).

“Option” shall mean each option to purchase shares of Common Stock issued under the Company Option Plans that is outstanding and unexercised immediately prior to the Closing.

“Organizational Documents” shall mean the constituent governing documents of an entity, including the document pursuant to which the relevant entity was formed or incorporated and the bylaws of such entity, each as amended.

“Parent Equity” shall mean, collectively, restricted stock units of Parent, restricted stock awards of Parent and/or restricted cash awards of Parent.

“Patentable Inventions” has the meaning set forth in Section 3.14(b)(i).

“Patents” has the meaning set forth in Section 3.14(a)(x).

“Pending Claims Account” has the meaning set forth in Section 8.3.

“Percentage” shall mean, as of immediately prior to the Closing with respect to an Equityholder, the quotient (expressed as a percentage) determined by dividing (i) the number of Shares (including for this purpose any net exercised Options or Options for which consideration is being paid pursuant to an Option Cancellation Agreement) held by such Equityholder by (ii) the number of Shares outstanding (on an as-converted to Common Stock basis including for this purpose any net exercised Options or Options for which consideration is being paid pursuant to an Option Cancellation Agreement).

“Person” shall mean any person or entity.

“Personnel” shall mean the employees of the Group Companies set forth on Schedule 1(c), as may be updated from time to time between the execution of this Agreement and the Closing, in each case with the written consent of Purchaser.

“PIIA” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Product Software” has the meaning set forth in Section 3.14(f)(ii).

“Public Servant” has the meaning ascribed to the term in the Indian Penal Code, 1860.

“Purchase Price Adjustment Escrow Amount” shall mean $2,500,000.

“Purchased Assets” means all right, title and interest in and to those assets set forth on Exhibit A, attached hereto. The term “Purchased Assets” shall not include the Excluded Assets.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Indemnified Person” has the meaning set forth in Section 8.1(b).

“Qualifying Offer” has the meaning set forth in Section 2.8(e).

“RCRA” has the meaning set forth in Section 3.27(a)(i).

“Retained Employees” means the employees listed on Schedule 1(b).

“R&W Insurance Policy Binder” means the Binder Agreement for Buyer-Side Representations and Warranties Insurance Policy, dated as of the date hereof, between Liberty Surplus Insurance Corporation and Silicon Laboratories Inc., attached hereto as Exhibit H.

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy bound as of the date hereof, in substantially the same form as the draft policy attached to the R&W Insurance Policy Binder.

“R&W Insurance Policy Premium” means the premiums related to, and all other costs and expenses (including broker fees, taxes and fees required by law, underwriting fees, and any other insurer or broker charges) relating to the origination of the R&W Insurance Policy, in case, solely to the extent payable to the underwriter, insurer or broker of such policy.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Severance Amount” shall mean the aggregate amount of statutory severance payable to the Personnel who fulfill both of the following conditions: (i) who do not become Company Continuing Employees and (ii) to whom Purchaser did not make a Qualifying Offer.

“Shares” shall mean shares of the Company’s Common Stock, (“Common Stock”) and Preferred Stock.

“Software Licenses” has the meaning set forth in Section 3.14(b)(iv).

“Standard Representations” has the meaning set forth in Section 8.1(a).

“Standard Sales Contracts” has the meaning set forth in Section 3.16(a).

“Stockholders” shall mean holders of Shares as of immediately prior to the Closing.

“STPI” shall mean Software Technology Parks of India.

“STPI Registration” shall mean the STPI registration held by the Company Subsidiary as on the date of execution of this Agreement, under the STPI scheme, obtained via side letter dated 29 April 2019, bearing number STPH/ESG/2019-20/2075/874 and green card dated 13 May 2019, bearing number MEITY/STPH/2019-20/2551/6498.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary Shares” shall mean equity shares of the Company Subsidiary.

“Target Business” has the meaning set forth in Section 3.14(a)(xiii).

“Target Current Facilities” has the meaning set forth in Section 3.27(b).

“Target Disclosure Schedule” has the meaning set forth in Section 3.

“Target Employee Plan” shall mean each plan, program, policy, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, relocation, performance awards, bonus, incentive, stock option, share purchase, share bonus, phantom stock, stock appreciation right, pension, supplemental retirement, fringe benefits, short and long term disability, medical, dental, welfare, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, which is or has previously been sponsored, maintained, contributed to, or required to be contributed to by any of the Group Companies or for which any of the Group Companies has any Liabilities.

“Target IP Assets” has the meaning set forth in Section 3.14(a)(xi).

“Target IP Rights” has the meaning set forth in Section 3.14(a)(xii).

“Target Products” has the meaning set forth in Section 3.14(a)(xiv).

“Target Source Code” has the meaning set forth in Section 3.14(d)(iii).

“Tax” shall mean, whether disputed or not, any and all United States federal, state and local taxes, and all taxes of any other country, and all assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, gross income, net income, alternative or add-on minimum tax, gains, profits, sales, use, stamp, transfer, business and occupation, commercial activity, gross receipts, value added, goods and services, customs duty, services, bulk sales, ad valorem, property taxes (real, tangible or intangible), escheat, unclaimed property, franchise, capital stock, net worth, license, registration, fringe benefit, withholding, payroll, social security (or equivalent), employment, unemployment, disability, severance, recapture, excise, premium, environmental or windfall profit tax or other tax, governmental fee or other governmental assessment or charge, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Authority” shall mean any Governmental Entity responsible for the imposition, determination, assessment or collection of any Tax or the review or audit of any Tax Return.

“Tax Return” shall mean any return (including any schedule or attachment and any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with applicable Law relating to any Taxes.

“Technology Assets” has the meaning set forth in Section 3.14(a)(xv).

“Termination Date” shall mean the date that is 12 months after the Closing Date.

“Third-Party Claim” has the meaning set forth in Section 8.3.

“Trademark” has the meaning set forth in Section 3.14(a)(xvi).

“Transaction Agreements” shall mean this Agreement, and any agreement entered into in connection with or pursuant to the Agreement, including without limitation, the Bill of Sale, the Escrow Agreement, each Non-Competition and Non-Solicitation Agreement, the License Agreement, the India APA, and any amendments to the foregoing.

“Transfer Taxes” means all federal, state, local, or foreign transfer, documentary, sales, use, stamp, registration, value added, property (real, tangible or intangible), customs, duty, and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated as a result of the Asset Purchase and the India APA. For the avoidance of doubt, Transfer Taxes shall not include income tax. Transfer Taxes shall also not include any Taxes or amounts which may become payable as a result of transfer in title of the assets in the India Premises from the Seller to the Company Subsidiary as contemplated under Section 5.18.

“Viruses” has the meaning set forth in Section 3.14(f)(ii).

“Written Consent” has the meaning set forth in Section 2.7.

2.            Purchase and Sale.

2.1            Purchase and Sale of the Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all right, title and interest in and to the Purchased Assets free and clear of all Encumbrances and Purchaser shall assume all Purchased Assets and Assumed Liabilities. Upon the terms and subject to the conditions of the India APA, at the Closing, the Company Subsidiary shall sell to the Purchaser Subsidiary, and the Purchaser Subsidiary shall purchase from the Company Subsidiary, all right, title and interest in and to certain identified assets of the Company Subsidiary free and clear of all Encumbrances for the consideration negotiated between the Company Subsidiary and the Purchaser Subsidiary under the India APA.

2.2            Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures, on the date two Business Days after the satisfaction or waiver of each of the conditions set forth in Section 6.1 and Section 6.2 and the delivery of the items set forth in Section 2.8 and Section 2.9 hereof (other than any delivery which shall take place at or immediately prior to the Closing and the parties have confirmed they are ready, willing and able to deliver), or at such other time and place as the parties mutually agree upon in writing (the “Closing Date”); provided that if the Closing Date has not occurred on or before March 13, 2020, the Closing Date would occur no earlier than April 6, 2020.

2.3            Liabilities of Seller. Purchaser shall not assume any Liability of Seller of any kind, whether currently existing or hereinafter created other than the Assumed Liabilities.

2.4            Deducted Liabilities and Closing Working Capital Estimates. At least two Business Days prior to the Closing Date, Seller will estimate in good faith the amount of the Deducted Liabilities and Closing Working Capital, respectively, and will deliver to the Purchaser a certificate (the “Closing Certificate”) setting forth such estimates, together with the calculation of the Closing Cash Consideration calculated as set forth in the definition of “Closing Cash Consideration”, as well as each Equityholder’s Percentage. Draft estimates of the Estimated Deducted Liabilities, Estimated Closing Working Capital, Estimated Severance Amount and Estimated Closing Cash Consideration as of December 31, 2019 are attached as Schedule 2.4. The Closing Certificate shall contain reasonable detail supporting the Seller’s calculations of each of the Deducted Liabilities, and the Closing Working Capital and the Severance Amount. As used herein, “Estimated Deducted Liabilities”, “Estimated Closing Working Capital” and “Estimated Severance Amount” mean the estimates of Deducted Liabilities, Closing Working Capital and the Severance Amount, respectively, set forth in the Closing Certificate, and “Estimated Closing Cash Consideration” means an amount equal to the Closing Cash Consideration calculated as set forth in the definition of “Closing Cash Consideration,” assuming for purposes of such calculation that the Deducted Liabilities is equal to the Estimated Deducted Liabilities, that the Closing Working Capital is equal to the Estimated Closing Working Capital and that the Severance Amount is equal to the Estimated Severance Amount. Purchaser and its representatives, including Purchaser’s independent accountants, will be entitled to reasonable review of Seller and the information provided by its representatives, including its independent accountants supporting documents and analysis, prepared in connection with the delivery of the Closing Certificate.

2.5            Post-Closing Adjustments.

(a)            Adjustment Statement. Within 90 days after the Closing Date, Purchaser shall prepare and deliver to Seller an adjustment statement, setting forth the amount of the Deducted Liabilities, the Closing Working Capital and the Severance Amount, respectively, and, based on such calculations, Purchaser’s written calculation of the Closing Cash Consideration and the adjustment necessary to reconcile the Estimated Closing Cash Consideration to the Closing Cash Consideration (the “Preliminary Adjustment Statement”). Following the delivery of the Preliminary Adjustment Statement to Seller, Purchaser shall afford Seller a reasonable opportunity to examine, including by remote access, the statements and such supporting schedules, analyses, work papers, and other underlying records or documentation. Purchaser shall reasonably cooperate with Seller and its representatives in such examination. If within 30 days following delivery of such Preliminary Adjustment Statement to Seller, Seller has not delivered to Purchaser a written objection notice setting forth in reasonable detail the reasons for which Seller does not agree with the calculation of the Preliminary Adjustment Statement or if the Preliminary Adjustment Statement is not delivered within 60 days of the Closing, then the Preliminary Adjustment Statement shall be deemed final and binding on the parties. If Seller delivers the objection notice within such period, then Purchaser and Seller shall endeavor in good faith to resolve the objections. In the event Purchaser and Seller are unable to agree on the Preliminary Adjustment Statement calculations after good faith negotiations for a period not to exceed 30 days, the remaining disputes will be resolved pursuant to Section 2.6.

(b)            Adjustment of Closing Cash Consideration. If the Closing Cash Consideration, as finally determined, is greater than or equal to the Estimated Closing Cash Consideration, then Purchaser and Seller shall deliver a joint written instruction to the Escrow Agent to release to Seller, the full Purchase Price Adjustment Escrow Amount. Without limiting the foregoing, if the difference between the Closing Cash Consideration and the Estimated Closing Cash Consideration is greater than the Purchase Price Adjustment Escrow Amount (an “Underpayment”), Purchaser shall pay to Seller the amount of such Underpayment by means of a wire transfer of immediately available funds. If the Closing Cash Consideration, as finally determined, is less than the Estimated Closing Cash Consideration (an “Overpayment”), then Purchaser and Seller shall deliver a joint written instruction to the Escrow Agent to release out of the Purchase Price Adjustment Escrow an amount equal to the Overpayment and distribute the remainder of the Purchase Price Adjustment Escrow Amount, if any, to Seller. Without limiting the foregoing, if the Overpayment is greater than the Purchase Price Adjustment Escrow Amount, then Purchaser may, at its option, either (1) instruct the Escrow Agent to disburse from the Escrow Fund, by means of a wire transfer of immediately available funds, the amount of such difference, or (2) require Seller to pay such difference to Purchaser by means of a wire transfer of immediately available funds to an account designated by Purchaser, in which case Seller shall make such payment as directed by Purchaser. Any payments required to be made under this Section 2.5(b) shall be payable no later than 15 business days after the determination of such amounts.

2.6            Accounting Dispute Resolution. If there are remaining disputes under Section 2.5(a), Purchaser and Seller shall submit the disputed items (and only the disputed items) for resolution to an independent accounting firm mutually appointed by Purchaser and Seller (the “Independent Accounting Firm”), who shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. If the Purchaser and Seller cannot agree on the Independent Accounting Firm, the parties agree to engage the American Arbitration Association (“AAA”) to appoint the Independent Accounting Firm, and Seller and Purchaser will each initially pay half of any fee that the AAA charges in connection with such services. None of Seller or Purchaser or their respective representatives will have any ex parte communications or meetings with the Independent Accounting Firm concerning any matter arising under or related to this Agreement or any dispute referred to the Independent Accounting Firm pursuant to this Agreement without the prior written consent of Seller or Purchaser, as applicable. The Independent Accounting Firm shall determine any disputed items within 30 days after they are submitted to it. If any disputed items are submitted to the Independent Accounting Firm for resolution, (i) the proceedings, if any, shall be held in a mutually agreed location, (ii) each party shall furnish to the Independent Accounting Firm such work papers and other documents and information relating to such objections as the Independent Accounting Firm may reasonably request and are available to that party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination of the matters in dispute and to discuss such determination with the Independent Accounting Firm, (iii) each of the parties shall assign a value to each disputed item and the Independent Accounting Firm shall determine each disputed item separately (based on the determination that most closely complies with the terms of this Agreement) but shall not assign a value to any disputed item that is greater than the greatest value for such disputed item assigned to it by either party or less than the smallest value for such disputed item assigned to it by either party, (iv) the Independent Accounting Firm shall make its calculation of the disputed items in accordance with this Agreement and shall set forth such calculation in reasonable detail in a written notice and deliver such notice to both parties, and such calculation shall be binding and conclusive on the parties and constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. Purchaser and Seller shall each bear its own fees and expenses in connection with any such proceeding; provided, however, that the fees and expenses of the Independent Accounting Firm shall be borne by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm.

2.7            Written Consent. Immediately following the execution and delivery of this Agreement, the Company shall solicit the written consent of certain of the Company’s Stockholders approving this Agreement and the transaction contemplated hereby in accordance with Law and the Organizational Documents. Within twelve hours following the execution and delivery of this Agreement, the Company shall deliver to the Purchaser resolutions of the requisite Stockholders of the Company, in compliance with Law and the Organizational Documents, representing at least 70% of the outstanding Shares (voting together as a single class and on an as-converted to Common Stock basis) approving this Agreement and the transaction contemplated hereby (the “Written Consent”). In the event that the Written Consent is not delivered by the Company to the Purchaser within such twelve-hour period, Purchaser, at its sole option, shall have the right to terminate this Agreement.

2.8            Seller’s Obligations at Closing. At Closing, Seller shall deliver to Purchaser:

(a)            Certificate of Officers. A certificate executed by the chief executive officer of the Company certifying (i) the conditions set forth in Sections 6.1(a) through 6.1(b) shall have been satisfied, and (ii) attached thereto are (A) true and complete copies of the Organizational Documents of each of the Group Companies (in the case of the respective document pursuant to which the relevant entity was formed or incorporated, certified by the applicable Governmental Entity, as of a date not more than ten days before the Closing Date), (B) true and complete copies of resolutions of the Board of Directors of (I) the Company and (II) the Company Subsidiary, approving this Agreement and the transaction contemplated hereby and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect, and (C) a true and complete copy of the Written Consent and certifying that such Written Consent was duly adopted, has not been amended or rescinded and is in full force and effect.

(b)            Assets. All right, title and interest in and to the Purchased Assets free and clear of all Encumbrances in the reasonable form specified by Purchaser and all other documents and instruments necessary to vest in Purchaser right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, including the Assignment and Assumption and Bill of Sale in substantially the form set forth as Exhibit C hereto, duly executed by Seller (the “Bill of Sale”).

(c)            Non-Foreign Status Certificate. A certificate dated as of the Closing Date, pursuant to Treasury Regulations Section 1.1445-2(b) stating that the Company is not a “foreign person” as defined in Section 1445 of the Code.

(d)            Key Personnel. Employment Documents, executed and delivered by each of the Key Personnel (without any Retained Inventions (as defined in the PIIA) related to any of the Group Companies’ business as currently conducted or as currently proposed to be conducted unless specifically approved in writing by Purchaser (such approval not to be unreasonably withheld, conditioned or delayed) or in case of a retained invention under an existing PIIA with any of the Group Companies that is disclosed on the Target Disclosure Schedule), which Employment Documents shall not have been revoked or altered.

(e)            Other Personnel. Employment Documents, executed and delivered by at least 80% of the Personnel (excluding the Retained Employees, the Key Personnel, the consultants and the interns set forth on Schedule 1(c)) (without any Retained Inventions (as defined in the PIIA) related to any of the Group Companies’ business as currently conducted or as currently proposed to be conducted unless specifically approved in writing by Purchaser (such approval not to be unreasonably withheld, conditioned or delayed) or in case of a retained invention under an existing PIIA with any of the Group Companies that is disclosed on the Target Disclosure Schedule) pursuant to which Purchaser or a designated Affiliate has offered employment to such Personnel effective as of immediately following the Closing Date, provided that salary is greater than or equal to the amount set forth on Schedule 2.8(e) and benefits are at least as favorable in the aggregate to each such Person as his or her employment terms in effect immediately prior to the date hereof (a “Qualifying Offer”).

(f)            Third-Party Consents. Evidence satisfactory to the Purchaser that the consents, waivers of termination rights, and approvals listed on Section 2.8(f) of the Target Disclosure Schedule have been obtained and are in full force and effect.

(g)           Good Standing. A certificate of good standing as of a date within five Business Days prior to Closing from the respective Governmental Entity in each jurisdiction where the Company is incorporated, organized or qualified to do business.

(h)           Escrow Agreement. A copy of the Escrow Agreement (the “Escrow Agreement”) in substantially the form of Exhibit D hereto, duly executed by Agent.

(i)            Noncompetition and Nonsolicitation Agreement. A copy of the Noncompetition and Nonsolicitation Agreement in substantially the form of Exhibit E hereto (the “Noncompetition Agreement”), duly executed by the Company on behalf of itself and its subsidiaries, the Founders of the Company and each of the Key Personnel.

(j)            Support and Release Agreements. A copy of the Support and Release Agreement on substantially the form attached hereto as Exhibit F-1 or any other Option Cancellation Agreement in substantially the form of Exhibit F-2 hereto, duly executed by 90% of the issued and outstanding Shares and Shares subject to Vested Options in the aggregate held by the Equityholders as of the Closing.

(k)           License Agreement. A copy of the License Agreement, in substantially the form set forth as Exhibit G hereto, duly executed by Seller (the “License Agreement”).

(l)            India APA. A copy of the India APA, duly executed by the Company Subsidiary, including evidence of the completion of all items set forth in Section 2 thereof.

(m)          Trademark Assignment Agreement. A copy of the Trademark Assignment Agreement, in substantially the form set forth as Exhibit J hereto, duly executed by Seller (the “Trademark Assignment Agreement”).

(n)           Patent Assignment Agreement. A copy of the Patent Assignment Agreement, in substantially the form set forth as Exhibit K hereto, duly executed by Seller (the “Patent Assignment Agreement”).

(o)           MSA Amendment Agreement. A copy of the amendment agreement to the MSA, in substantially the form set forth as Exhibit L hereto, duly executed by the Company and the Company Subsidiary (the “MSA Amendment Agreement”).

(p)           Debt. Payoff letters reasonably satisfactory to the Purchaser from all holders of Deducted Liabilities that relate to borrowed money, affirming that all Encumbrances associated therewith on the Purchased Assets shall have been terminated or will automatically be terminated upon receipt of the funds set forth therein.

(q)            Termination of the India Lease. A copy of the termination deed duly executed by and between the Company Subsidiary and the India Lessor for mutual termination of the India Lease.

(r)            India APA. A copy of the India APA, duly executed by the Company Subsidiary.

2.9            Purchaser’s Obligations at Closing. At the Closing, the Purchaser shall deliver:

(a)            To Seller, by wire transfer of immediately available funds, the Closing Cash Consideration less the total consideration payable pursuant to the India APA, which for the avoidance of doubt shall be paid pursuant to the terms of the India APA. The conversion ratio between United States Dollars and India Rupees shall be deemed to be 1:71 for the purpose of this Section 2.9(a); provided that if the exchange rate on Oanda.com as of the Closing Date differs by 10% or more from such ratio, the Oanda.com ratio shall control.

(b)            To each Person to whom any Deducted Liabilities is payable or due at Closing as set forth on the Payment Schedule, the amount of the Deducted Liabilities set forth thereon with respect to such Person, by wire transfer of immediately available funds.

(c)            To the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount and the Purchase Price Adjustment Escrow Amount.

(d)            To Seller, a copy of the bound commitment in respect of the R&W Insurance Policy and evidence that the R&W Insurance Policy is in full force and effect.

(e)            To Seller, a copy of the Escrow Agreement, duly executed by Parent.

(f)            To Seller, a copy of the License Agreement duly executed by Parent and any affiliate of Parent party thereto.

(g)            To Seller, a copy of the India APA, duly executed by Purchaser Subsidiary.

(h)            Certificate of Officers. A certificate executed by the chief executive officer, chief financial officer or Secretary of the Purchaser attaching thereto true and complete copies of resolutions of the Board of Directors of (I) the Parent and (II) the Purchaser, approving this Agreement and the transaction contemplated hereby and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect.

(i)            License Agreement (to Seller). A copy of the License Agreement (to Seller), in substantially the form set forth as Exhibit M hereto, duly executed by Seller.

(j)            Reserved.

(k)            Execution of lease deed in relation to the India Premises by the Purchaser Subsidiary. A copy of the lease deed duly executed by and between the Purchaser Subsidiary and the India Lessor (the “New India Lease”).

(l)            Resale Certificate. A resale certificate relating to any tangible personal property acquired by Buyer for resale, including any inventory assets.

2.10         Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under any provision of applicable Tax Law with respect to the making of such payment. At least 5 business days prior to any withholding with respect to any payment to the Company, Purchaser shall notify the Company and permit the Company to provide any documentation or certification to Purchaser that would enable Purchaser to eliminate or reduce the amount of withholding under the applicable Tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement and the transaction contemplated hereby as having been paid to the applicable Person for which such withholding or deduction was made.

2.11         Purchase Price Allocation. No later than 30 days after the Post-Closing Adjustments become final pursuant to Section 2.5, Purchaser shall prepare and deliver to the Seller a proposed allocation of the Closing Cash Consideration and Closing Working Capital (as adjusted pursuant to Section 2.5) and those other items included in “consideration” for purposes of Section 1060 of the Code (the “Section 1060 Consideration”) among the Purchased Assets (the “Draft Allocation”); provided that no value shall be ascribed to the Noncompetition Agreements for the purposes of the Section 1060 Consideration. Any asset included in the determination of Net Working Capital in Closing Working Capital as finally determined shall be valued at the same amount for purposes of the Draft Allocation. Tangible assets transferred pursuant to this Agreement shall be listed in the Draft Allocation, and such tangible assets shall be valued at fair market value in compliance with Sections 6011(c)(10) and 6012 (c)(10) of the California Sales and Use Tax Law. The Seller may notify Purchaser in writing of any objections to the Draft Allocation within 30 days after Seller’s receipt thereof, which notice shall include reasonable detail of the nature of each disputed item. If the Seller does not provide a dispute notice within such 30 day period, the Draft Allocation shall conclusively be deemed the “Final Allocation”, which shall be final and binding upon all Parties and shall not be subject to dispute or review. If the Seller provides a dispute notice within such 30 day period to the Draft Allocation, then for a period of up to 15 days after Purchaser’s receipt of the dispute notice, Purchaser and the Seller shall use good faith commercially reasonable efforts to resolve any dispute, and if all disputed items are so resolved, the Draft Allocation shall be revised to reflect such resolution and shall become the Final Allocation. If Purchaser and the Seller are unable to resolve all disputed items within such 15 day period, the Purchaser and Seller shall submit only those disputed items that have not been resolved by Purchaser and the Seller to an Independent Accounting Firm for resolution. The Independent Accounting Firm’s determination as to each disputed item shall be final and binding upon the Purchaser and Seller, and the Draft Allocation shall be revised in accordance with the Independent Accounting Firm’s determination and shall become the Final Allocation. The fees and expenses of the Independent Accounting Firm in performing their determination under this Section 2.11 shall be borne by Purchaser, on the one hand, and the Seller, on the other hand, in proportion to the relative aggregate dollar amounts of the disputed items that are determined adversely to Purchaser, on the one hand, and the Seller, on the other hand, by the Independent Accounting Firm. Purchaser and Seller shall not take any position, whether on audit, in Tax Returns or otherwise, that is inconsistent with the Final Allocation, unless required to do so by applicable Law.

2.12            Bulk Sales Laws. Purchaser and Seller hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser, it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws shall be Excluded Liabilities.

2.13            Apportionment. Parent shall acquire the Purchased Assets in the United States and SL International shall acquire the Purchased Assets outside the United States. Notwithstanding the foregoing, (i) Parent shall acquire bare legal title to all of the patents, copyrights, trademarks, trade names, trade secrets, know-how, intellectual property and other intangibles included in the Purchased Assets, (ii) SL International shall have economic and beneficial ownership of such patents, copyrights, trademarks, trade names, trade secrets, know-how, intellectual property and other intangibles included in the Purchased Assets outside of the United States and (iii) Parent shall have economic and beneficial ownership of such patents, copyrights, trademarks, trade names, trade secrets, know-how, intellectual property and other intangibles included in the Purchased Assets inside of the United States.

3.            Representations and Warranties of Seller. Subject to and except as set forth in the disclosures contained in the disclosure schedule delivered to Purchaser by Seller concurrently with the execution of this Agreement (the “Target Disclosure Schedule”), Seller hereby represents and warrants to Purchaser that the statements contained in this Section 3 are true, correct and complete as of the date hereof and as of the Closing. All representations and warranties of Seller are made subject to the exceptions noted in the Target Disclosure Schedule. The Target Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered section of the Target Disclosure Schedule shall qualify only (a) the corresponding number and lettered paragraph in this Section 3 and (b) any other applicable representation or warranty contained in this Section 3 only if the applicability of such exception or qualification is reasonably apparent to a reader without independent knowledge of the matter being disclosed from reviewing the Target Disclosure Schedule. The phrase “except as set forth on” a particular section of the Target Disclosure Schedule or any phrase of similar meaning is for convenience only and any item may be noted in the Target Disclosure Schedule with specific reference to a particular section or subsection of this Section 3 whether or not such a phrase is included in the corresponding section of this Agreement.

3.1            Organization, Existence, and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of State of California. Company Subsidiary is a private limited company duly incorporated, validly existing under the laws of India. The Company has provided to Purchaser true and correct copies of the Organizational Documents of the Group Companies. The Group Companies have not violated any of the provisions of the Organizational Documents.

3.2            Authority. The Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitutes the legal valid and binding obligations of the Company enforceable against the Company in accordance with its terms. Assuming receipt of the Written Consent, no further act of the Stockholders is necessary to approve this Agreement and the transactions contemplated hereby.

3.3            Consents. The execution and delivery of this Agreement by Seller, or of the India APA by the Company Subsidiary, does not, and the consummation of the transactions contemplated hereby and in the India APA will not, conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (in each case, with or without notice or lapse of time, or both) (a) any provision of the Organizational Documents of the Group Companies; (b) any resolution adopted by the stockholders of the Group Companies; (c) any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Entity against, or binding upon, the Group Companies; or (d) any Law applicable to the Group Companies. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) or other Person is required by or with respect to the Group Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any such consent, approval, order or authorization of, or registration, declaration or filing that individually or in the aggregate would not reasonably be expected to be material to the Group Companies or the transactions contemplated by this Agreement.

3.4            Broker. Except as set forth on Schedule 3.4 of the Target Disclosure Schedule, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from or through any of the Group Companies in connection with this Agreement or any transaction contemplated hereby.

3.5            Insolvency None of the Group Companies has initiated proceedings with respect to a compromise or arrangement with their creditors. No receiver or interim receiver has been appointed in respect of any of the Group Companies or any of their undertakings, property or assets and no execution or distress has been levied on any of their undertakings, property or assets, nor have any proceedings been commenced in connection with any of the foregoing. Neither the Company Subsidiary nor, to the Knowledge of the Company, any third party has filed any application to initiate a corporate insolvency resolution process against the Company Subsidiary under the (Indian) Insolvency and Bankruptcy Code, 2016. The Subsidiary has not committed any act or omission that could lead to any third party filing an application to initiate a corporate insolvency resolution process against the Company Subsidiary under the (Indian) Insolvency and Bankruptcy Code, 2016.

3.6            Non-Contravention. The execution and delivery of this Agreement by Seller, or of the India APA by the Company Subsidiary, does not, and the consummation of the transactions contemplated hereby and in the India APA will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under any Material Contract that directly effects the Purchased Assets, or (ii) trigger, contravene or conflict with any material third party non-compete, notification, non-solicitation, right of first refusal or right of first negotiation that directly effects the Purchased Assets.

3.7            Permits. The Group Companies are duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified and in good standing would (i) reasonably be expected to prevent, alter or delay, any of the transactions contemplated by this Agreement or (ii) reasonably be expected to be material to the Group Companies. The Group Companies have obtained each federal, state, county, or foreign governmental consent, permit, grant, or other authorization of a Governmental Entity that is required for the operation of the Target Business and all of such consents, permits, grants and authorizations are in full force and effect, except where the failure to obtain such Permits would not reasonably be expected to be material to the Target Business.

3.8            Financial Statements.

(a)            Seller has delivered to Purchaser true, complete, and correct copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material) applied on a consistent basis throughout the periods presented and consistent with each other. The Financial Statements fairly present the consolidated financial condition, operating results and cash flow of the Group Companies on a consolidated basis as of the dates, and for the periods, indicated therein, all in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material). The Financial Statements fairly present in all material respects the financial condition of the Group Companies.

(b)            None of the Group Companies is party to or otherwise involved in any off-balance sheet arrangements.

3.9            Title to Property and Assets; Sufficiency of Assets. Seller has good and valid title to the Purchased Assets and a valid leasehold interest in all its leasehold estates included in the Purchased Assets, in each case free and clear of all Encumbrances; provided that this shall not be deemed to be a representation with respect to any Intellectual Property Rights other than ownership thereof (which shall not include, for the avoidance of doubt, a representation or warranty as to infringement, validity or adequacy of license). The Company Subsidiary has good and marketable title to the assets that will be transferred pursuant to the India APA and a valid leasehold interest in all its leasehold estates that will be transferred pursuant to the India APA, in each case free and clear of all Encumbrances; provided that this shall not be deemed to be a representation with respect to any Intellectual Property Rights other than ownership thereof (which shall not include, for the avoidance of doubt, a representation or warranty as to infringement, validity or adequacy of license). The Purchased Assets and the assets that will be transferred pursuant to the India APA that are tangible personal property assets: (i) are in good operating condition and repair, subject to normal wear and maintenance and (ii) are useable in the regular and ordinary course of business. The Purchased Assets and the assets that will be transferred pursuant to the India APA taken as a whole (together with the licenses granted pursuant to Exhibit G hereof), are sufficient in all material respects for the conduct of the Target Business and constitute all of the rights of the Group Companies, property and assets necessary in all material respects to conduct the Target Business; provided that this shall not be deemed to be a representation with respect to any Intellectual Property Rights other than ownership thereof (which shall not include, for the avoidance of doubt, a representation or warranty as to infringement, validity or adequacy of license). Without limiting the foregoing, the Excluded Assets (other than items with an “*” set forth in Exhibit B) are not used in the Target Business. Since June 30, 2019, the Group Companies have not sold, leased, transferred or assigned their respective assets other than in the ordinary course of business. No Person now or previously working for the Target Business has misappropriated any Intellectual Property Rights or Technology Assets and caused any of Group Companies or Target Business to use any such misappropriated Intellectual Property Rights or Technology Assets, and to the Knowledge of the Company, no Person has made a claim to the Group Companies alleging any of the foregoing; provided that this shall not be deemed to be a representation or warranty as to infringement, validity or adequacy of license.

3.10         Absence of Certain Changes. Except as expressly required by this Agreement, since September 30, 2019, the Group Companies have conducted the Target Business in the ordinary course of business consistent with past practice and there has not occurred:

(a)            (i) a Material Adverse Effect or (ii) any change, event or condition (whether or not covered by insurance) that could reasonably be expected to prevent, materially alter or materially delay, any of the material transactions contemplated by this Agreement;

(b)            any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Group Companies or any material revaluation by the Group Companies of any of their assets, except as required by any change in applicable Law or GAAP;

(c)            any Material Contract entered into by any of the Group Companies, other than Material Contracts entered into prior to the date of this Agreement in the ordinary course of business that are listed in Section 3 of the Target Disclosure Schedule;

(d)            any material amendment or termination of, or material default under, any Material Contract to which any of the Group Companies is a party or by which they are bound;

(e)            any amendment or change to the Organizational Documents of the Group Companies that has not been provided to the Purchaser prior to the date hereof;

(f)            any material increase in or modification of the compensation or benefits payable or to become payable by any of the Group Companies to any of their directors or employees, other than as required by the terms of any Contract between any of the Group Companies and any employee of such Group Company or as otherwise permitted by this Agreement or by Law or with respect to Retained Employees, other than in the ordinary course of business;

(g)            any delay or postponement of the payment of accounts payable or any other liabilities outside the ordinary course of business specifically relating to Purchased Assets and Assumed Liabilities; or

(h)            any acceleration or discount of any accounts receivable for the Purchased Assets.

3.11          Absence of Undisclosed Liabilities. The Group Companies have no Liabilities other than (a) Liabilities (other than for breach thereof) under Material Contracts; (b) Liabilities (other than for breach thereof) under other contracts entered into in the ordinary course of business consistent with past practice; (c) Liabilities for accounts payable, payroll and accrued vacation, in each case, incurred in the ordinary course of business and which are not yet due or payable; (d) Liabilities set forth on the most recent balance sheet contained in the Financial Statements; and (e) Liabilities incurred solely as a result of any action expressly required to be taken by the terms of this Agreement.

3.12          Litigation. There is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened in writing, against any of the Group Companies or any of their properties, nor is there any reasonable basis therefor. There is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened in writing, against any current or former officer or director of any of the Group Companies (a) in their capacities as such, or (b) potentially affecting the Target Business, nor is there any reasonable basis therefor. There is no injunction, judgment, decree or order against any of the Group Companies or any of their properties. There is no injunction, judgment, decree or order against any current or former officer or director of any of the Group Companies (i) in their capacities as such, or (ii) affecting the Target Business. There is no action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, that any of the Group Companies has pending or threatened in writing against other parties, nor, to the Knowledge of the Company, is there any reasonable basis therefor.

3.13          Restrictions on Business Activities. There is no injunction, judgment, decree or order by any Governmental Entity upon any of the Group Companies that has the effect of prohibiting or impairing any current business practice of the Target Business, any acquisition of property by any of the Group Companies or the conduct of the Target Business, as currently conducted or as currently proposed, as of the date hereof, to be conducted by the Group Companies with respect to the Target Business.

3.14          Intellectual Property.

(a)            Definitions. The following terms shall be defined as follows:

(i)            “Contract” or “contract” shall mean any contract, agreement, arrangement, commitment, binding letter of intent, binding memorandum of understanding, binding heads of agreement, promise, obligation, right, instrument, or other similar binding mutual understanding, whether written or oral.

(ii)           “Controlled” shall mean, for purposes of Section 3.14, exclusively licensed in a manner that gives any of the Group Companies any right, or imposes on any of the Group Companies any obligation, to participate in the prosecution, assertion or defense of the applicable Intellectual Property Right.

(iii)          “Copyrighted Works” shall mean all works of authorship that are fixed in a tangible medium, including software, documentation, semiconductor topography and mask works.

(iv)          “Excluded Business” shall mean the business of the Group Companies related exclusively to the Excluded Products.

(v)           “Excluded Products” shall mean Seller’s Ceremorphic products listed on Exhibit B, but for the avoidance of doubt, Excluded Products shall not include any (a) products set forth on Schedule 3.14(f)(i) of the Target Disclosure Schedule, (b) products that enable functionality of Wi-Fi, Bluetooth, Zigbee, Sub-GHz, ANT/ANT+ or Thread standards or (c) products that compete with the Target Products. In the event of any ambiguity between whether a product is a Target Product or an Excluded Product, such items shall be deemed to be a Target Product.

(vi)          “Intellectual Property Rights” shall mean any and all rights existing now or in the future under patent Law, copyright Law, industrial design rights Law, semiconductor chip or mask work protection Law, moral rights Law, trade secret Law, trademark Law, and any similar rights worldwide, and any and all renewals, extensions and restorations thereof, now or hereafter in force and effect, whether worldwide or in individual countries or regions, including Copyrighted Works, Patents and Trademarks.

(vii)         “Intellectual Property Agreements” shall mean Contracts that involve the in-licensing, out-licensing, development, purchase, sale, transfer or enforcement of Target IP Rights or Licensed IP Rights and to which any of the Group Companies is a party or which binds any of the Group Companies.

(viii)        “Licensed IP Assets” mean any and all Technology Assets licensed by any of the Group Companies from a third party (other than those Technology Assets which are an Excluded Asset).

(ix)          “Licensed IP Rights” mean any and all Intellectual Property Rights licensed by any of the Group Companies from a third party (other than those Intellectual Property Rights which are an Excluded Asset).

(x)           “Patents” shall mean issued patents or pending patent applications and any utility patent, design patent, patent of importation, patent of addition, certificate of addition, certificate or model of utility, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof, and any letters patent that issue thereon.

(xi)          “Target IP Assets” shall mean any and all Technology Assets owned (or purported to be owned) by any of the Group Companies (other than the Excluded Assets). Solely for purposes of the representations and warranties of this Section 3.14 (including, without limitation, the non-infringement representation, the ownership warranties, the open source warranties, the power and authority to grant the rights warranties, the no conflicts warranties, and the no virus warranties), the Excluded Assets that are licensed to Purchaser and its Affiliates under the License Agreement will be considered to be Target IP Assets and within the Target Business.

(xii)         “Target IP Rights” shall mean any and all Intellectual Property Rights owned (or purported to be owned) by any of the Group Companies (other than the Excluded Assets).

(xiii)        “Target Business” shall mean the business of the Group Companies as conducted as of and prior to the Closing and as proposed as of the Closing to be conducted after the Closing based on the roadmap attached as Annex A to the Target Disclosure Schedule (“Roadmap”), including the development, manufacture, sale, distribution, license, support and repair of Target Products, the provision of services related thereto and using, licensing or otherwise exploiting the Target IP Assets and Target IP Rights, other than the Excluded Business.

(xiv)        “Target Products” shall mean the prior and current products and services, and, as of the Closing, planned in the Roadmap attached to the Target Disclosure Schedules of any of the Group Companies developed, manufactured, sold, offered for sale, distributed, hosted, or supported or proposed as of the Closing to be developed, manufactured, sold, offered for sale, distributed, hosted, or supported by any of the Group Companies other than the Excluded Products.

(xv)         “Technology Assets” shall mean all tangible items constituting, disclosing or embodying any Intellectual Property Rights, including all versions thereof and all technology from which such items were or are derived, including but not limited to, inventions (whether patentable or not), improvements, trade secrets, know how, confidential information, invention disclosures, works of authorship, industrial designs, databases, data collections and compilations, specifications, designs, bills of material, schematics, algorithms, interfaces, routines, tools, devices, techniques, concepts, methods, prototypes, formulae, test plans and results, process technology, codes, codecs, algorithms, reference designs, plans, drawings, blueprints, technical data, topography, mask works, Customer lists, Customer databases, firmware, software (in source and object code form), as well as all documentation relating to any of the foregoing.

(xvi)        “Trademark” shall include all trademarks, service marks, trade names, logos, insignia or other marks.

(b)            Target IP Rights and Target IP Assets. With respect to the Target IP Rights and Target IP Assets:

(i)            Section 3.14(b)(i) of the Target Disclosure Schedule sets forth a true and accurate list of all inventions for which a written invention disclosure exists and for which patent applications may be filed in any jurisdiction in the world by any of the Group Companies (and for which patent applications have not yet been filed) (“Patentable Inventions”) and all Patents owned or Controlled by any of the Group Companies, and, for each item on such list, shows the title and, if applicable, the application number, filing date, jurisdiction, and registration number and indicates (1) whether such item is owned or Controlled by any of the Group Companies, and which Group Company it is owned or Controlled by, (2) whether such item is subject to licenses granted by any of the Group Companies to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract, and (3) for each Patent and Patentable Invention, a list of each inventor. Unless identified in Section 3.14(b)(i) of the Target Disclosure Schedule, the Group Companies have acquired the assignment of all rights in and to each Patent owned by any of the Group Companies (whether full or partial, actual or contingent ownership), from all inventors of the inventions described in such Patent. Unless identified in Section 3.14(b)(i) of the Target Disclosure Schedule, the Group Companies have acquired the assignment of all rights in and to the Patentable Inventions from all inventors of all Patentable Inventions owned by any of the Group Companies (whether full or partial, actual or contingent ownership). For each Patentable Invention that Seller has identified and is currently in the process of preparing materials to apply for a patent application, Seller has not taken any action or failed to take any action that may reasonably be expected to jeopardize the ability of any of the Group Companies to seek patent protection in any applicable jurisdiction, including due to the disclosure of such Patentable Invention to a third party not pursuant to a written confidentiality agreement or the sale or offer for sale of a Patentable Invention or any protect that uses the Patentable Invention.

(ii)           Section 3.14(b)(ii) of the Target Disclosure Schedule sets forth a true and accurate list of all unregistered Trademarks owned or Controlled by any of the Group Companies and all Trademarks registered under the authority of any Governmental Entity owned or Controlled by any of the Group Companies, and, for each item on such list, shows the title and, if applicable, the application number, filing date, jurisdiction, and registration number and indicates whether (1) it is owned or Controlled by any of the Group Companies, and which Group Company it is owned or Controlled by and (2) it is subject to licenses granted by any of the Group Companies to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract. The Group Companies had the right prior to and as of the Closing to use all Trademarks identified in Section 3.14(b)(ii) of the Target Disclosure Schedule in each and every country and jurisdiction in which any of the Group Companies used such Trademarks prior to the Closing. No registered Trademark of any of the Group Companies has been, is, has been or is alleged to be confusingly similar to or conflicts or interferes with any trademark, service mark, domain name or trade name owned or applied for by any third party in any jurisdiction in which any of the Group Companies uses such Trademark. A member of the Group Companies is the registrant listed in the domain name record on file with the applicable registrar with respect to all domain names owned or operated by or for any of the Group Companies. All such domain names are identified in Section 3.14(b)(ii) of the Target Disclosure Schedule.

(iii)          Section 3.14(b)(iii) of the Target Disclosure Schedule sets forth a true and accurate list of all Copyrighted Works registered (or subject to a currently pending application for registration) under the authority of any Governmental Entity owned or Controlled by any of the Group Companies, and, for each item on such list, shows the title and, if applicable, the filing date, jurisdiction, and registration number and indicates whether (1) it is owned or Controlled by any of the Group Companies, and which Group Company it is owned or Controlled by and (2) it is subject to licenses granted by any of the Group Companies to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract.

(iv)         As used in this Section, the term “Software Licenses” shall mean any agreement or license under or by which any of the Group Companies is given the rights necessary to use software (including design tools, productivity applications, utilities and other applications) used in the Target Business. Section 3.14(b)(iv) of the Target Disclosure Schedule sets forth a true and accurate list of all Software Licenses, except for any non-exclusive license to software not incorporated into, or used in the development, manufacture, testing, distribution, maintenance, or support of, any Target Products that is generally available on standard terms for a purchase or license price of under $25,000. All Software Licenses are enforceable and are in full force and effect. The Group Companies are in compliance with each Software License.

(v)          As used in this Section, the term “Open Source Materials” shall mean all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (each an “Open Source License”). Except as provided in Section 3.14(b)(v)(1) of the Target Disclosure Schedule, no Target Products are subject to the terms of license of any Open Source License. Except as expressly provided in Section 3.14(b)(v)(2) of the Target Disclosure Schedule, no Group Company has (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Target Products, (b) distributed or made available Open Source Materials in conjunction with any Target Products, or (c) used Open Source Materials in any manner that grants, or purports to grant, to any third party, any rights or immunities to Target IP Assets or under Target IP Rights (including, but not limited to, using any Open Source Materials in any manner that requires or permits software developed, commercially licensed or owned by any of the Group Companies to be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge). Section 3.14(b)(v)(2) of the Target Disclosure Schedule identifies the Open Source Materials used in the Target Business and the Open Source License(s) applicable to such Open Source Materials, and generally describes the manner in which such Open Source Materials were used and which Group Company uses such Open Source Materials (such description shall include whether (and, if so, how) the Open Source Materials were modified, distributed or made available by any of the Group Companies). The Group Companies are in compliance with the terms of all applicable licenses listed in Section 3.14(b)(v) of the Target Disclosure Schedule. The Group Companies have submitted a current and complete copy of all software incorporated in Target Products and all other software used in the Target Business to Black Duck Software for use in connection with the performance of an open source software detection and license compliance scan.

(vi)          Section 3.14(b)(vi) of the Target Disclosure Schedule sets forth a true and accurate list of all Intellectual Property Agreements (including the name of the Group Company party to any such agreement) other than (a) those included in 3.14(b)(i) – (iv) of the Target Disclosure Schedule, (b) non-exclusive Software Licenses for software that is not incorporated into, or used in the development, manufacture, testing, distribution, maintenance, or support of any Target Products and that is generally available on standard terms for a one-time price of under $5,000, and (c) the employment-related contracts listed in Section 3.20 of the Target Disclosure Schedule. All Intellectual Property Agreements are in writing, signed by the parties to such agreements, are enforceable, and are in full force and effect. The Group Companies are in compliance with, and have not materially breached any term of, each Intellectual Property Agreement and, to the Company’s Knowledge, all other parties to such Intellectual Property Agreements are in compliance with, and have not breached any term of, such Intellectual Property Agreements. No proceeding has been filed or threatened in writing alleging breach of any Intellectual Property Agreement. To Company’s Knowledge, no such proceeding has otherwise been threatened. The Group Companies have not received any written notice that any party to any Intellectual Property Agreement intends to cancel, terminate or refuse to renew (if renewable) any Intellectual Property Agreement. All of the Group Companies’ rights in Licensed IP Assets and Licensed IP Rights have been granted pursuant to written Intellectual Property Agreements which are valid, enforceable and sufficient in scope to cover the Group Companies’ use of such Licensed IP Assets and Licensed IP Rights in the conduct of the Target Business.

(vii)        All Target IP Rights and Target IP Assets are solely owned by the Group Companies, free of any Encumbrance (other than non-exclusive licenses granted by Seller listed on Section 3.14(b)(i)-(iii) of the Target Disclosure Schedule), and not jointly owned with any third parties. The Group Companies have good and valid title to all of such Target IP Rights and the Target IP Assets free and clear of any Encumbrance. No other Person has any rights in such Target IP Rights whether by implication, estoppel or otherwise. The Target IP Assets and Target IP Rights, and the Licensed IP Assets and Licensed IP Rights, comprise all the Technology Assets and Intellectual Property Rights of Seller necessary for the conduct of the Target Business. The Group Companies have the exclusive right to file, prosecute, and maintain any applications and registrations for Target IP Rights, and no Group Company has entered into any Contract granting any Person the right to bring or control any infringement, invalidation or other action with respect to, or otherwise to enforce any right in, any of the Target IP Rights. No Group Company is subject to any agreement that restricts the use, transfer, delivery or licensing by any of the Group Companies of such Target IP Rights or the Target IP Assets, and no Group Company has covenanted or agreed to forbear asserting any such Target IP Rights. The Group Companies have not transferred, sold, assigned, exclusively licensed, granted rights of refusal, or covenanted not to exercise rights under any Intellectual Property Rights developed by or on behalf of any of the Group Companies, or owned or purported to be owned or previously owned by any of the Group Companies. No compulsory licenses have been granted in respect of the Target IP Rights. Except as listed on Section 3.14(b)(vii) of the Target Disclosure Schedule (which schedule includes the name of the Group Company who would be obligated to make any such payment), no royalties, commissions, fees or other payments are or will become payable by any of the Group Companies to any Person by reason of the use or exploitation of any Target IP Rights or Target IP Assets (or of any Licensed IP Rights or Licensed IP Assets) in the conduct of the Target Business, including the manufacture, sale of other disposition of any Target Products. With respect to any Licensed IP Rights or Licensed IP Assets used in the Target Business and subject to royalty or other payment obligation, no royalties or continuing payment obligations are past due.

(viii)       No government funding, facilities of a university, college, other educational institution or research center was used in the development of the Target IP Rights. Except as set forth on Section 3.14(b)(viii) of the Target Disclosure Schedule, no funds from private or commercial third parties were used in the development of the Target IP Rights or Target IP Assets that resulted in such third parties being granted an ownership interest in or a license to such Target IP Rights or Target IP Assets. For each disclosure made in Section 3.14(b)(viii) of the Target Disclosure Schedule, Section 3.14(b)(viii) of the Target Disclosure Schedule contains a true and accurate description of the ownership or license interest granted to such third parties and the Group Company making such grant.

(ix)          All mask works for the Target Products are exclusively owned by the Group Companies and no other Person has any rights to use, reproduce, import or distribute such mask works or make any derivative works or modifications thereto.

(x)           All granted Patents, registered Trademarks and registered Copyrighted Works included in the Target IP Rights are valid, subsisting and enforceable. There are no facts, information, or circumstances that would render any such Patents, registered Trademarks or registered Copyrighted Works invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Target IP Rights. No Group Company (including its relevant employees, agents or contractors) has misrepresented, or failed to disclose any fact or circumstances in any currently pending or granted application for any registered Target IP Rights that would constitute Fraud, a misrepresentation, or other violation of Law with respect to such application. No Group Company has received any written demand, claim, notice, or inquiry from any third party that challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity, enforceability, or the rights of any of the Group Companies in or to the Target IP Rights, or the ownership of any of the Group Companies in or to the Target IP Rights nor, to the Knowledge of the Company, do there exist any facts that would be the basis for such challenge. All application and renewal fees, costs, charges and taxes required for the maintenance of the Target IP Rights and Licensed IP Rights that are Controlled have been duly paid on time. Without limiting the generality of the foregoing, all maintenance and annual fees have been fully paid by the applicable deadlines and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. The Group Companies have taken reasonable steps to prosecute all applications in the Target IP Rights or listed in Section 3.14(b) of the Target Disclosure Schedule as pending and all such pending applications are in good standing. None of the Target IP Rights is involved in any interference, reissue, re-examination or opposition proceeding, and there have been no written notice or threats received by any of the Group Companies that any such proceeding will hereafter be commenced nor, to the Knowledge of the Company, is there any reasonable basis for any such proceeding. No registered Target IP Rights have been abandoned or allowed to lapse.

(xi)          No moral rights have been asserted by Contributors which would affect the use or exploitation of the Target IP Rights, Target IP Assets or Target Products, or the operation of the Target Business. For purposes of this Agreement, (1) “Contributors” shall mean any and all current or former consultants, contractors (including their relevant employees, agents or contractors), employees, officer or director of any of the Group Companies or other Persons that have made any Contribution to the creation, development, improvement or modification of any of the Target IP Assets, Target IP Rights or Target Products or any part thereof; and (2) “Contribution” shall mean the creation, development or improvement, modification of any of the Target IP Rights, Target IP Assets or Target Products.

(xii)         To the Company’s Knowledge, none of the Target IP Rights has been or is being infringed by any third parties. No Group Company has received any written notice that any Person is infringing, violating or misappropriating any part of the Target IP Rights or otherwise making any unauthorized use or disclosure of the Target IP Rights or Target IP Assets.

(xiii)        Each employee and independent contractor who is a Contributor and each officer of the Group Companies has executed a proprietary information and inventions agreement or similar language in an employment contract or consulting services contract, in each case, in the form(s) as delivered to Purchaser. No Group Company has utilized any inventions, trade secrets or proprietary information of any Group Company’s employees made prior to their employment, or any of its Contributors made prior to or outside of engagement, by the Group Companies, in each case which the Group Companies do not own without restriction or have sufficient license rights therein. Except for the employees listed on Section 3.14(b)(xiii) of the Target Disclosure Schedule, no employee or officer of any of the Group Companies has excluded works or inventions made prior to his or her employment with such Group Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. For each employee listed on Section 3.14(b)(xiii), the Company has delivered to Purchaser all written documentation in the Group Companies’ possession regarding such excluded works or inventions for such employee.

(xiv)        There are no settlements, forbearances to sue, consents, stipulations, decrees, injunctions, judgments, or orders (whether imposed or sanctioned by a Governmental Entity, resulting from a dispute or otherwise arising), in each case, to which any of the Group Companies is subject, which (a) restrict the right of any of the Group Companies to use, transfer, license or assert any Target IP Rights or Target IP Assets, or (b) restrict the Target Business or the use by any of the Group Companies of any Target IP Rights, Target IP Assets, Licensed IP Rights or Licensed IP Assets in order to avoid infringing upon a third party’s intellectual property rights or (c) permit third parties to use any Target IP Rights or Target IP Assets, or (d) affect the validity, use or enforceability of any Target IP Rights or Target IP Assets.

(xv)         Neither any Group Company nor, to Company’s Knowledge, any stockholder, employee, officer or director of any of the Group Companies or any Contributor, is in breach of any non-compete or non-solicitation requirement relating to the Target Business.

(xvi)        Except as set forth on Section 3.14(b)(xvi) of the Target Disclosure Schedule, neither any of the Group Companies nor, to the Knowledge of the Company, any Group Company employee is now or during employment with such Group Company has ever been a member or promoter of, or a contributor to or made any commitments or agreements binding on any Group Company regarding any patent pool, industry standards body, standard setting organization, or industry or trade association, in each case that requires or obligates any of the Group Companies to grant or offer to anyone any license or other right to the Target IP Rights or Target IP Assets, including without limitation any future Technology Assets and Intellectual Property Rights developed, conceived, made or reduced to practice by any of the Group Companies immediately after the Closing Date. To the Company’s knowledge, no previous owner of any Target IP Rights or Target IP Assets was during the duration of their respective ownership subject to any such commitments or agreements. Section 3.14(b)(xvi) of the Target Disclosure Schedule, identifies with particularity (a) the circumstances surrounding the participation, contribution, or submission, (b) the effect of participation, contribution or submission on the Target IP Rights and/or Target IP Assets, and (c) if applicable, the royalties collected or collectible for the licensing of any Target IP Rights or Target IP Assets.

(xvii)       All Target IP Rights and Target IP Assets are and will be fully transferable, alienable and licensable immediately after the Closing Date without restriction and without payment of any kind to anyone.

(xviii)       The Company Subsidiary does not own any Intellectual Property Rights in relation to the Target Business. The legal and economic ownership of the Intellectual Property Rights developed by the Company Subsidiary and the India Branch Office have always been validly assigned to the Company.

(c)            Third-Party Intellectual Property Rights.

(i)            The operation of the Target Business (including the RS9117 (as described in the Roadmap) as it exists as of the Closing) has not and does not infringe or misappropriate any Intellectual Property Rights of a third party or constitute unfair competition or trade practices under the Law of any applicable jurisdiction.

(ii)           Without limiting Section 3.14(c)(i), to the Company’s Knowledge, the operation of the Target Business (including the RS9117 (as described in the Roadmap) as it exists as of the Closing) has not and does not infringe or misappropriate any Intellectual Property Rights of a third party or constitute unfair competition or trade practices under the Law of any applicable jurisdiction

(iii)          Except for the Technology Assets that are from the public domain, Licensed IP Assets and Licensed IP Rights, all of the technology included in Target Products was developed by employees or contractors of the Group Companies (i) without the unlawful or unauthorized use of any third party technology or Intellectual Property Rights and (ii) after the expiration of any period of non-competition that would restrict such development as set forth in any agreement between any of the Group Companies, or any such employee or contractor, and any third party.

(iv)          No Group Company has received any written demand, claim, or notice from any third Person with respect to the operation of the Target Business alleging (1) infringement, misappropriation, dilution, or other actionable harm to any third-party Intellectual Property Rights or (2) unfair competition or trade practices by such operation under the Law of any applicable jurisdiction, and, to the Company’s Knowledge, no Group Company has received any other demand, claim or notice alleging any of the foregoing. There is no particular reason, to the Company’s Knowledge, to expect any such demand, claim or notice is forthcoming. No Group Company has obtained any written non-infringement, freedom to operate, clearances or invalidity opinions from counsel (inside or outside counsel).

(v)           To the Knowledge of the Company, no Person employed by or, consulting with, any of the Group Companies has during the course of their employment or consulting relationship with such Group Company (a) violated or is violating any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with any former employer or other third party, (b) disclosed or is disclosing or utilized or utilizing any trade secret or proprietary information or documentation of any former employer or other third party or (c) interfered or is interfering in the employment relationship between any third party and any of its present or former employees.

(vi)          No Group Company has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right.

(d)            Confidentiality.

(i)            With respect to any information or materials disclosed to any of the Group Companies from a third party that is confidential, the Group Companies have satisfied all material obligations it may have had or has at the Closing to treat such information or materials confidentially. The Group Companies have not used any such information or materials in violation of any confidentiality obligation any of the Group Companies have with respect to such information or materials.

(ii)           Each of the Group Companies has taken all commercially reasonable actions to protect and maintain the confidentiality of all Target IP Assets that any of the Group Companies holds (or purports to hold) as a trade secret, including entering into agreements requiring confidential treatment by any third parties to whom any such Target IP Asset is disclosed.

(iii)          No Group Company has delivered, disclosed or licensed to any Person, or agreed to deliver, disclose or license to any Person, any source code or and falls within the Purchased Assets proprietary algorithms that is owned (or purported to be owned) by any of the Group Companies (“Target Source Code”). No event has occurred, and no circumstances or conditions exist, that with or without notice, lapse of time or both, will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any Target Source Code. The Group Companies have taken commercially reasonable measures to protect the Group Companies’ ownership of, and rights in, all Target Source Code and protect such Target Source Code from disclosure to and use by any other Person.

(e)            No Adverse Consequences of Transaction. Neither this Agreement nor the transactions contemplated thereby will result in (i) Purchaser or any Group Company granting to any Person any right to or with respect to any Intellectual Property Rights or Technology Assets owned by any of them, (ii) Purchaser or any Group Company being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, (iii) Purchaser or any Group Company being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby, (iv) result in a loss, adversely affect or trigger any third party rights in or to any, or that may affect the validity, use or enforceability of, Target IP Rights or Target IP Assets, or loss of use of any Licensed IP Rights or Licensed IP Assets, or (v) result in the release of or trigger any obligation with respect to Target Source Code. The Group Companies and the Purchaser shall be able to exercise the rights and privileges of the of the Target IP Rights, Target IP Assets, Licensed IP Rights and Licensed IP Assets immediately after the transactions contemplated herein in the same manner as the Group Companies were able to do so prior to such transaction.

(f)            Products.

(i)            Section 3.14(f) of the Target Disclosure Schedule, contains a complete and accurate list (by name and version number) of all Target Products, including all Product Software, of any of the Group Companies, and identifies, for each such Target Product, whether any Group Company provides support or maintenance for such Target Product and which Group Company owns or Controls such Target Products.

(ii)           No Target Products contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (“Viruses”). The Group Companies have taken commercially reasonable steps to prevent the introduction of Viruses into Target IP Assets. At the time that the Group Companies have delivered Target Products to any Person, none of the Target Products has contained any computer code in any software, firmware, or microcode incorporated in a Target Product (“Product Software”) that is designed to: (i) intentionally harm the operation of such Product Software, or any other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”), (ii) intentionally disable such Product Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices) or (iii) permit any of the Group Companies or any third party to access the Product Software or personal information.

(iii)            No one has in writing asserted or threatened to assert any claim against any of the Group Companies under or based upon any contractual obligation or warranty provided by or on behalf of any of the Group Companies, including with respect to any Target Products.

(iv)         The Company has provided to Purchaser a list identifying and describing all known and uncorrected bugs, errors and defects in the Target Products. The Company has disclosed to Purchaser sufficient information relating to any material problem or issue with respect to any of the Target Products that adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Target Products. Without limiting the generality of the foregoing, (i) there have been and are no material defects, malfunctions or nonconformities in any Target Products; (ii) there have been and are no claims asserted against any of the Group Companies or any of their respective distributors or customers related to the Target Products; and (iii) no Target Products have been recalled or required to be recalled.

(v)          Each Target Product designed, manufactured, sold and delivered by the Group Companies has been in conformity with all applicable Laws, Customer Contracts, specifications and express and (to the extent not effectively disclaimed and capable of being disclaimed) implied warranties. The Group Companies have no Liabilities for replacement or repair thereof of the Target Products or other Damages in connection therewith. There are no facts in existence which could reasonably be expected to give rise to a product liability claim or an epidemic defect, product recall or hazard condition with respect to any Target Product. The Group Companies have performed all services that are part of the Target Business in a professional and workmanlike manner, with the degree of skill and care that is required by current, good and sound professional procedures and practices.

(vi)         The Target Products set forth on Section 3.14(f) of the Target Disclosure Schedule meet the performance standards set forth thereon.

(g)            Privacy; Security Measures.

(i)           Privacy. The Group Companies have complied with all applicable Laws, including without limitation the (Indian) Information Technology Act, 2000 and the Information Technology (Reasonable security practices and procedures and sensitive personal data or information) Rules, 2011, contractual obligations and applicable privacy policies relating to the collection, storage, use, disclosure and transfer of any personally identifiable information collected by or on behalf of the Group Companies, and has taken commercially reasonable and appropriate measures to protect and maintain the confidential nature of such personally identifiable information. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will comply with all applicable Law relating to privacy and with the Group Companies’ privacy policies. No Group Company has received a written complaint regarding its collection, use or disclosure of personally identifiable information and there is no particular reason, to the Company’s Knowledge, to expect any such complaint is forthcoming.

(ii)          Security Measures. The Group Companies have implemented and maintained, consistent with commercially reasonable practices and its contractual and other obligations to other Persons, security measures necessary to reasonably protect all computers, networks, software and systems used in connection with the operation of the Target Business (the “Information Systems”) from Viruses and unauthorized access, use, modification, disclosure or other misuse. The Company has provided to Purchaser all of the Group Companies’ disaster recovery and security plans, and procedures relating to Information Systems. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of any of the Information Systems.

3.15          Related Party Transactions. The Purchased Assets do not include agreements with Affiliates of the Group Companies on one hand, and the Group Companies on the other except as set forth on Section 3.15 of the Target Disclosure Schedule. Except (a) as set forth on Section 3.15 of the Target Disclosure Schedule or (b) the payment of wages and benefits set forth on Section 3.22 of the Target Disclosure Schedule, the Financial Statements do not include any transactions between Affiliates of the Group Companies on one hand, and the Group Companies on the other.

3.16            Material Contracts.

(a)            Other than (i) the employment-related contracts listed in Section 3.22 of the Target Disclosure Schedule and (ii) contracts for the sale of Target Products in the ordinary course of business consistent with past practice pursuant to the Group Companies’ standard form(s) of sales contract that has been provided in the Electronic Data Room (“Standard Sales Contracts”), all Material Contracts of the Group Companies are listed in Section 3.16 of the Target Disclosure Schedule.

(b)            With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Group Companies, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without the Company’s Knowledge, have been caused by a party to such Material Contract other than the Group Companies, and, to the Company’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect immediately prior to the Closing, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without the Company’s Knowledge, have been caused by a party to such Material Contract other than the Group Companies; and (iii) neither any of the Group Companies nor, to the Company’s Knowledge, any other party to such Material Contract is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by the Group Companies, or to the Company’s Knowledge, by any such other party, or permit termination, modification, acceleration, or other adverse consequences under such Material Contract.

(c)            To the Company’s knowledge, no Group Company is a party to any Material Contract that is an oral contract or other legally-binding unwritten arrangement.

(d)            “Material Contract” shall mean any contract, agreement or commitment to which any of the Group Companies is a party and which contains any continuing legal obligations or has any continuing legal effect pertaining to the Purchased Assets and Assumed Liabilities solely:

(i)            with expected future receipts or expenditures in excess of $100,000;

(ii)            required to be listed on the Target Disclosure Schedule pursuant to Section 3.14;

(iii)            requiring any of the Group Companies to indemnify any Person (other than indemnification provisions in Standard Sales Contracts with end users or otherwise arising in the ordinary course of business);

(iv)            granting any exclusive rights to any party;

(v)             evidencing indebtedness for borrowed or loaned money that is still outstanding, including outstanding guarantees of material indebtedness, other than trade debt incurred in the ordinary course of business;

(vi)            evidencing a lease of real property; or

(vii)           that could reasonably be expected to have a Material Adverse Effect if breached by any of the Group Companies in such a manner as would (x) permit any other party to cancel or terminate the same (with or without notice of passage of time); (y) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from any of the Group Companies; or (z) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

3.17         Inventory. The inventories of the Group Companies that are included in the Purchased Assets were acquired and maintained in the ordinary course of business, are of good and merchantable quality (subject to ordinary course defect or imperfection), and consist of items of a quantity and quality usable or salable in the ordinary course of business. The Group Companies have continued to replenish inventories in a normal and customary manner consistent with past practices. No Group Company has received written notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of Target Products. The values at which inventories are carried reflect the inventory valuation policy of the Group Companies, which is consistent with its past practice and in accordance with GAAP. The Group Companies have no unrecorded Liabilities with respect to the return of any item of inventory in the possession of distributors, wholesalers, retailers or other Customers. Adequate provision has been made on the Financial Statements, in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

3.18          Accounts Receivable. The accounts receivable of the Group Companies are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with Persons other than Affiliates, are not subject to any prior assignment or Encumbrance, and are not subject to valid defenses, set-offs or counter claims.

3.19          Customers and Suppliers. Section 3.19 of the Target Disclosure Schedule sets forth an accurate list, in all material respects, of the (a)(i) revenues generated from each of the top 10 distributors and contract manufacturers purchasing from the Group Companies for the twelve-month period ended December 31, 2018 and the eleven month period ended November 30, 2019, (ii) revenues generated from each of the top 10 End Customers of the Group Companies for the twelve-month period ended December 31, 2018 and the eleven month period ended November 30, 2019, and (b) payments made to each of the top 10 suppliers of the Group Companies for the twelve-month period ended December 31, 2018 and the eleven month period ended November 30, 2019. Since December 31, 2018, no entity listed on Section 3.19(a)(i) or 3.19(a)(ii) of the Target Disclosure Schedule and no supplier of the Group Companies (x) has canceled or otherwise terminated, or, to the Company’s Knowledge, threatened to cancel or otherwise terminate, its relationship with the Group Companies, or (y) has decreased materially, or, to the Company’s Knowledge, threatened to decrease materially, its services or supplies to the Group Companies in the case of any such supplier, or its usage of the Group Companies’ services or its purchase of Target Products. No Group Company, nor have any of their respective employees, have engaged in any Fraud with respect to any of the Group Companies or any Customer or supplier of the Group Companies.

3.20          Taxes.

(a)            Tax Returns. The Group Companies have duly and timely filed all income Tax Returns and all other material Tax Returns required to be filed with any Tax Authority, which Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable Laws. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by a Tax Authority in a jurisdiction where any Group Company has not filed Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction. No Group Company is subject to income Tax in any country other than its country of formation by virtue of having a permanent establishment or other place of business in that country. The Company has provided to Purchaser in the Electronic Data Room copies of all income Tax Returns and all other material Tax Returns filed by the Group Companies for all taxable periods beginning after December 31, 2015. None of the Purchased Assets include any interest in any joint venture, partnership or other arrangement that is treated as a partnership for United States federal income Tax purposes. None of the Group Companies has engaged or participated in any transaction that would constitute a “listed transaction”, a “reportable transaction”, or a transaction substantially similar to a “listed transaction” or “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or Section 6707A(c)(1) of the Code and similar state or local Tax Laws.

(b)            Tax Payments; Accruals; Withholding. The Group Companies have timely paid all Taxes that have become due (whether or not shown as due on a Tax Return), and will timely pay all Taxes that become due prior to the Closing. All Taxes that the Group Companies were required to withhold or to collect for payment have been withheld or collected and, to the extent required, have been timely paid to the appropriate Tax Authorities and the Group Companies have complied with all information reporting requirements in respect of such payments, including maintenance of required records with respect thereto, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Each Person providing services to any of the Group Companies has been properly classified as an employee or independent contractor, as the case may be for all Tax purposes. There are no liens for Taxes upon any of the assets of the Group Companies other than liens for Taxes not yet due and payable.

(c)            Deficiencies; Waivers; Audits; Rulings. No Tax deficiency is outstanding, assessed or proposed in writing against any of the Group Companies. No Group Company has executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension is currently in effect. No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any of the Group Companies, except as set forth on Section 3.20(c) of the Target Disclosure Schedule. No Group Company has granted any power of attorney with respect to any Tax matter which is currently in force. No issues relating to Taxes were raised by a Tax Authority in any completed audit or examination that would reasonably be expected to recur in a taxable period not yet audited. No Group Company has received from any Tax Authority (including jurisdictions where the Group Company has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against the Group Company. The Company has delivered to Purchaser correct and complete copies of all Tax Authority examination reports and statements of deficiencies assessed against or agreed to by any of the Group Companies. No Group Company has requested or received any private letter rulings, technical advice memoranda or similar rulings or guidance issued by any Tax Authority.

(d)            Liability for any Other Person’s Taxes. The Company and each of the Group Companies is not and has never been a member of an affiliated, consolidated, combined or unitary group (other than a group, the common parent of which is the Company) and the Group Companies have no liability for Taxes of any other Person (other than a Group Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax Law), as a transferee or successor or by contract (excluding contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes). No Group Company is a party to any Tax-sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar agreement or arrangement (whether or not written) with any other Person. No Group Company has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person (including any Affiliate of the Group Companies) or agreed to indemnify any other Person (including any Affiliate of the Group Companies) with respect to any Tax.

(e)            Stamp Taxes; FIRPTA. Each document relating to any Group Company’s assets which required a stamp, and each agreement entered into by any Group Company the enforcement of which required a stamp, has been duly stamped, and any stamp duty (or any corresponding Tax) with respect to such documents and agreements has been paid.

(f)            Sales Taxes. In accordance with applicable Tax Law, each of the Group Companies has properly collected and remitted all material sales, value added, goods and services and similar Taxes with respect to sales made to its customers.

3.21          Employee Benefit Plans.

(a)            No Target Employee Plan provides for severance, separation, or termination pay to employees, other than as required by Law.

(b)            Section 3.21(b) of the Target Disclosure Schedule contains a complete and accurate list of each Target Employee Plan. No Group Company has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to any plan subject to Title IV of ERISA or any retiree medical or retiree life insurance arrangement.

(c)            The Company has delivered to the Purchaser: (i) a complete copy of each Target Employee Plan as amended (or a summary of any oral Target Employee Plan) and (ii) a copy of any and all rulings or non-routine notices issued by a governmental authority, with respect to each such Target Employee Plan.

(d)            Each of the Target Employee Plans has been established, maintained and administered in material compliance with its terms and conditions and with the Law applicable to such Target Employee Plan. Each Group Company has provided all benefits required by Law. All contributions to the Target Employee Plans (including any pension plans) have been timely made or are properly accrued, and no Group Company maintains a defined benefit pension plan. No Target Employee Plan has unfunded liabilities, including but not limited to any Liabilities with respect to Provident Fund Organization contributions, except for those that are fully offset by insurance. Each Target Employee Plan that is intended to be tax-qualified under Section 401(a) of the Code is a prototype or volume submitter plan that is pre-approved by the IRS and covered by a currently-effective favorable IRS opinion or advisory letter. Nothing has occurred and no circumstance exists that could be reasonably expected to adversely affect the qualified status of such Target Employee Plan. No condition exists that would prevent the Group Companies or Purchaser from terminating or amending any Target Employee Plan at any time for any reason.

(e)            There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audit, administrative or other proceedings pending or threatened (in writing) with respect to any Target Employee Plan or any related trust or with respect to any of the Group Companies, as the sponsor or fiduciary thereof, nor, to the Company’s Knowledge, is there any reasonable basis therefor. No Target Employee Plan or any related trust or other funding medium or any fiduciary is the subject of an audit, investigation or examination by a Governmental Entity.

(f)             The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Group Companies or their respective Affiliates to severance benefits or any other additional payment (including golden parachute, bonus or benefits under any Target Employee Plan), except as expressly provided in this Agreement (including the Schedule of Employees and Consultants); or (ii) except as set forth in Section 3.21(f) of the Target Disclosure Schedule, accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider except as provided in the Schedule of Employees and Consultants.

(g)            Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Target Employee Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Target Employee Plan; (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code. Section 3.21(g) of the Target Disclosure Schedule sets forth an accurate and complete list of all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries.

3.22          Employees and Consultants.

(a)            To the extent permitted by applicable Law, the Schedule of Employees and Consultants attached hereto as Section 3.22 of the Target Disclosure Schedule accurately lists the names of all employees (whether full-time, part-time, temporary, leased or other), independent contractors and consultants of the Group Companies other than the Retained Employees, redacted as required by applicable Law, as well as each such individual’s: (a) base salary or hourly wage rate, as applicable, (b) full or part-time status, (c) location of employment or engagement, (d) whether employed pursuant to a visa, work permit, residence approval card or permit, (e) exempt status, where applicable, (f) accrued but unused vacation, (g) dates of employment or engagement, (h) current position or title, (i) whether active or on a leave of absence (and if on a leave of absence, the type of leave), (j) incentive compensation arrangements, bonuses, and commissions, as applicable, (k) any contractual severance payments to which an Employee would be entitled in the event of termination, resignation or change of control, (l) retention benefits payable in connection with the transactions contemplated hereby (in cash or otherwise), and (m) the Group Company that employs or engages such individual. Except as set forth on the Schedule of Employees and Consultants, no employee, independent contractor, or consultant is entitled, or may become entitled pursuant to any existing agreement, to any compensation, commission or other payment in connection with any design win or sale of any Target Product.

(b)            There are no proceedings pending, threatened (in writing) or reasonably expected, between any of the Group Companies, on the one hand, and any of their current or former employees, consultants or independent contractors, on the other hand, including any such claims initiated by a Governmental Entity. There are no claims pending, threatened (in writing) or reasonably expected, against any of the Group Companies under any workers’ compensation or long-term disability plan or policy that are not reasonably expected to be fully offset by insurance. The Group Companies have no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to any applicable Law governing health care, retirement or pension schemes or coverage or the extension or continuation of any such schemes or coverage. No Group Company is a party to any collective bargaining agreement or other labor union contract, or any contract with any works council, employee representative or other labor organization or collective group, nor, to the Company’s Knowledge, are there any activities or proceedings of any labor union, works council, employee representative or other labor organization or collective group to organize its employees. There is no labor union, works council, employee representative or other labor organization or collective group which, pursuant to applicable Law or agreement, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement. The Group Companies have provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that has become due and payable, as of the date hereof, and the Group Companies have provided all consultants and independent contractors with all fees that have become due and payable as of the date hereof. No employee of any of the Group Companies has any entitlement to the use of any vehicle owned or leased by the Group Companies. Except as otherwise set forth in Section 3.22 of the Target Disclosure Schedule, all U.S. employees of the Group Companies are employed on an at-will basis and have no entitlement to contractual severance or notice if terminated for any reason, and there is no written policy of paying severance pay or compensation to at-will U.S. employees in connection with their termination of employment. The Group Companies have complied in all material respects with the requirements of applicable Law related to work authorization with respect to any foreign nationals employed by any of the Group Companies, and all U.S. employees have signed a Form I-9 with the Group Company that employs them.

(c)            The Group Companies are in material compliance with all applicable Laws respecting or relating to, without limitation, employment practices, labor, contractor labor, terms and conditions of employment, occupational health and safety, layoffs, plant closing or reductions in force, worker classification and wage and hour, leave, workers’ compensation, immigration and work authorization, maintenance of employee records, payment of employee income taxes, social security contributions, gratuity payments and provident fund contributions, and collective bargaining as well as Laws prohibiting discrimination, harassment, and retaliation. Each Group Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts and statutory funding required to be withheld from employees of the Group Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing. Each Group Company has obtained all required material registrations, permits, certificates, approval and licenses in respect of its employees under applicable labor and employment Laws.

(d)            The Subsidiary has complied in all material respects with all its obligations under applicable labor laws in respect of, including without limitations, wages, working hours, contract labor, payment of social security contributions, gratuity payments, maintenance of records and other aspects relating to employee welfare, including those under the (Indian) Payment of Gratuity Act, 1972, the (Indian) Employees’ Provident Funds and the Miscellaneous Provisions Act, 1952, the (Indian) Payment of Bonus Act, 1965, the (Indian) Contract Labour (Regulation and Abolition) Act, 1970, the (Indian) Employees’ Compensation Act, 1923, the (Indian) Employees’ State Insurance Act, 1948, the (Indian) Minimum Wages Act, 1948, the (Indian) Sexual Harassment of Women at Workplace (Prevention, Prohibition and Redressal) Act, 2013, the (Indian) Maternity Benefit Act, 1961, the Telangana Shops and Establishments Act, 1988, Telangana Tax on Professions, Trades, Callings and Employments Act, 1987 and the Telangana Labour Welfare Fund Act, 1987. All statutory funding required with respect to each employee of the Subsidiary has been fully funded.

(e)            The Subsidiary has obtained all required registrations, permits, certificates, approvals and licenses under applicable labor laws. Further, there are no pending, threatened (in writing), labor or employment-related claims, disputes, grievances, arbitration and litigation (including, labor strikes, charges or complaints of unfair labor practices, etc.), including those initiated by the labor authorities, against the Subsidiary.

3.23            Insurance. Section 3.23 of the Target Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by the Group Companies (the “Insurance Policies”) and the name of the Group Company that maintains each such policy. All premiums due and payable under all such policies have been paid and to the Company’s Knowledge the Group Companies are otherwise in material compliance with the terms of such policies.

3.24            Compliance With Laws. Each Group Company has materially complied with all Laws and is not in material violation of any Law with respect to the Target Business. No Group Company has received any notices of violation with respect to any Law with respect to the Target Business. The Company Subsidiary does not engage in any business activity in which (i) 100% foreign direct investment is not allowed under the automatic route; or (ii) foreign investment is allowed subject to foreign direct investment linked conditions, under the Indian exchange control regulations.

3.25            Claims. Since February 28, 2017, no Customer or other Person has asserted or, to the Company’s Knowledge, threatened to assert any claim against any of the Group Companies (i) under or based upon any warranty provided by or on behalf of any of the Group Companies, (ii) under or based upon any other warranty relating to any Target Product, or (iii) under or based on any product liability claim relating to the Target Products.

3.26            Anti-Bribery. The Company Subsidiary is, and has been at all times, in material compliance with the (Indian) Prevention of Corruption Act, 1988 in all material respects. The Company Subsidiary, its employees or any person acting on behalf of the Subsidiary, has not offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of any property, gift or anything of value, to any Public Servant or under circumstances where it knew that all or a portion of such money, property, gift or thing of value would be offered, given or promised to any Public Servant, for the purpose of: (i) influencing any act or decision of such Public Servant in their official capacity; (ii) inducing such Public Servant to do or omit to do any act in relation to their lawful duty; (iii) securing any improper advantage; or (iv) inducing such Public Servant to influence or affect any act or decision of any Governmental Entity. No employee of the Company Subsidiary is currently serving as a Public Servant. Neither the Company Subsidiary nor any of its employees have been subject to any proceedings before any Governmental Entity in which allegations of corrupt or illegal payments to a Public Servant formed a part and no such investigation or proceedings are currently pending or to the Company Subsidiary’s knowledge threatened. The operations of the Company Subsidiary are, and have at all times been, conducted in material compliance with all anti-money laundering laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines (collectively, the “Money Laundering Laws”) and no proceeding by or before any Governmental Entity involving the Subsidiary with respect to Money Laundering Laws is pending and no proceedings are threatened or contemplated.

3.27            Environmental Matters.

(a)            The following terms shall be defined as follows:

(i)            “Environmental Laws” shall mean any Laws that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii)           “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b)            The Group Companies are and have been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by the Group Companies at any time (collectively, “Target Facilities;” such properties or facilities currently used, leased or occupied by the Group Companies are defined herein as “Target Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any Target Facilities by the Group Companies that may or will give rise to liability of the Group Companies under Environmental Laws. To the Company’s Knowledge, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any Target Current Facilities. To the Company’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target Current Facilities. No civil, criminal or administrative action, proceeding or investigation is pending or threatened in writing against any of the Group Companies with respect to Hazardous Materials or Environmental Laws. To the Company’s Knowledge, there are no facts or circumstances that could reasonably form the basis for assertion of a claim against any of the Group Companies or that could reasonably form the basis for liability of any of the Group Companies, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

4.            Representations and Warranties of Purchaser.

Purchaser represents and warrants to Seller that the statements contained in this Section 4 are true and correct.

4.1              Organization, Existence and Good Standing. Parent is a corporation, validly existing and in good standing under the laws of the State of Delaware. Purchaser Subsidiary, once incorporated, will be a private limited company validly existing under the laws of India.

4.2              Authority. Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of the other parties hereto, constitutes the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms.

4.3              Conflicts. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of any provisions of Purchaser’s Organizational Documents or (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse or time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any material contract or Law applicable to Purchaser or any properties or assets of Purchaser, except, in the case of clause (ii), for any such conflicts, violations, defaults, terminations, cancellations, accelerations or losses of benefits as, individually or in the aggregate, could not reasonably be expected to prevent or materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

4.4              Consents. Assuming the accuracy of the representations contained in section 3.3 hereof, no consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for any required filings under the Exchange Act.

4.5              Litigation. There are no actions, suits or proceedings pending or overtly threatened against or affecting Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.6              Brokers. None of Purchaser nor any of its Affiliates have dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from any of the Group Companies for arranging the transactions contemplated hereby or introducing the parties to each other.

4.7              Financing. Purchaser have, or will have prior to the Closing, sufficient unrestricted cash on hand, available lines of credit or other sources of immediately available funds to enable it to pay, in cash, the amounts set forth in Section 2.9 hereto and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated hereby (including all of its transaction expenses and financing costs).

4.8              Independent Investigation. Purchaser have conducted an independent investigation of the business and the Group Companies’ business operations, assets, liabilities, results of operations and financial condition in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement, and have relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in Section 3 of this Agreement and the representations and warranties of Seller and the Equityholders explicitly set forth in any other Transaction Agreement.

5.            Additional Agreements.

5.1              Public Disclosure. Each of the Parties covenants that neither it nor any of its Affiliates shall, without the consent of the other Party (which consent shall not be unreasonably withheld or delayed), issue any press release or otherwise make any public statement or make any other disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, except as may be required by Law or as may be reasonably necessary in accordance with the Parent’s disclosure obligations as a public company. The Parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, (a) Purchaser shall be entitled to issue the press release in substantially the form attached hereto as Exhibit N and (b) nothing in this Section 5.1 shall restrict the Purchaser following the Closing.

5.2              Expenses; Parent Guarantee. Whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Notwithstanding anything else set forth in this Agreement, Purchaser shall be responsible for (i) 100% of the R&W Insurance Policy Premium, (ii) all the fees and expenses of the Escrow Agent, (iii) all the costs and expenses paid to the landlord or Indian government (including stamp duty and registration fees) in relation to the termination of the India Lease, (iv) Transfer Taxes paid by the Group Companies in connection with this Agreement and the India APA, (v) the direct costs paid by the Group Companies to the Indian government in connection with Section 5.18, and (vi) transaction expenses of the Group Companies; provided that the aggregate amount directly paid by Purchaser or reimbursed to the Company by Purchaser pursuant to Section 5.2(iii)-(vi), shall not exceed an aggregate of $2,650,000; provided further that the expenses set forth in Sections 5.2(iii)-(vi) shall not be borne by Purchaser if the Closing is not consummated. For clarity, (i) the aggregate of $2,650,000 shall be paid by the Purchaser on behalf of the Seller or reimbursed at the Closing if the Seller provides Purchaser invoices or other commercially reasonably acceptable documentation with respect to expenses covered by this Section 5.2 prior to the Closing and (ii) no amount directly paid by Purchaser on behalf of Seller pursuant to this Section 5.2 shall be a Deducted Liability. Notwithstanding anything herein to the contrary, Parent hereby unconditionally guarantees to Seller that Purchaser will have the funds necessary to pay the Closing Cash and the Escrow Amounts (and any subsequent adjustment pursuant to Section 2.5) at the Closing. Parent shall be responsible for and pay any amount owed by Purchaser or its Affiliates hereunder that Purchaser or such Affiliate fails to pay on the applicable due date.

5.3              Confidentiality. The parties acknowledge that Purchaser or one of its Affiliates and the Company have previously executed a Mutual Nondisclosure Agreement dated June 18, 2019 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms. To the extent there is any inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall prevail.

5.4              Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except (i) as set forth in Section 5.4 of the Target Disclosure Schedule, (ii) to the extent expressly required by this Agreement, (iii) as required by applicable Law or GAAP, or (iv) as consented to in writing by Purchaser, Seller shall cause each Group Company to: (a) carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (b) pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes and consistent with the ordinary course practices of the Group Companies; (c) pay or perform other obligations when due, subject to and consistent with the ordinary course practices of the Group Companies; and (d) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and Key Personnel and preserve its relationships with employees, Customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Seller agrees to promptly notify Purchaser of (a) any event that would reasonably be expected to have a Material Adverse Effect and (b) any event that would reasonably be expected to prevent, materially alter or materially delay, any of the transactions contemplated by this Agreement. Without limiting the foregoing, except as expressly contemplated by this Agreement or Section 5.4 of the Target Disclosure Schedule, Seller agrees that no Group Company shall do, cause or permit any of the following, without the prior written consent of Purchaser (email being sufficient):

(a)            Charter Documents. Cause or permit any amendments to its Organizational Documents;

(b)            Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions other than cash or that do not affect the Purchased Assets in respect of any Shares;

(c)            Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Shares or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such Shares or other convertible securities, other than the issuance of Shares (i) issuable upon the exercise of Vested Options exchange for the exercise price thereof, which Shares shall be reflected on the Payment Schedule or (ii) issuable upon the exercise of warrants in exchange for the exercise price thereof, which Shares shall be reflected on the Payment Schedule (for clarity, nothing in this Section 5.4 shall restrict Option acceleration in connection with the Agreement);

(d)            Intellectual Property. Other than with respect to the Excluded Business, transfer to any Person any Target IP Rights or Target IP Assets, or enter into, terminate or amend, any agreement relating to the license, transfer or other disposition or acquisition of any Target IP Rights or Target IP Assets other than in the ordinary course of business;

(e)            Exclusive Rights. Other than with respect to the Excluded Business, enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights with respect to any Target Products, Target IP Rights or Target IP Assets;

(f)            Dispositions. Other than with respect to the Excluded Business, sell, lease, license or otherwise dispose of or encumber any of its properties or Purchased Assets, other than sales of inventory in the ordinary course of business consistent with past practice (for the avoidance of doubt, selling assets to suppliers shall not be considered to be within the ordinary course of business);

(g)           Agreements. Other than with respect to the Excluded Business, enter into, terminate or amend (i) any agreement involving the obligation to pay or the right to receive $100,000 or more, or (ii) any agreement that is or would be a Material Contract, in each case, other than entry into agreement with customers and suppliers in the ordinary course of business;

(h)            Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $75,000 in the aggregate, other than in the ordinary course of business consistent with past practice other than with respect to the Excluded Business.

(i)             Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(j)             Employee Plans. Amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except in order to comply with applicable Law or pursuant to this Agreement;

(k)            New Hires; Pay Increases. Hire any new officer-level employee, pay any bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date of this Agreement or as required by the transactions contemplated by this Agreement), or increase the benefits, salaries or wage rates of its employees except as required by Law other than employees that will be part of the Excluded Business;

(l)             Severance Arrangements. Except as required by Law, pursuant to written agreements outstanding on the date of this Agreement or with respect to the Excluded Business, or where termination was requested by Purchaser (in which case such expense shall be a Purchaser Expense), grant or pay any severance or termination pay or benefits to any director or officer or employee;

(m)           Lawsuits. Other than with respect to the Excluded Business, commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Group Companies in good faith determine that failure to commence suit would result in the material impairment of a valuable right, provided that it consults with Purchaser prior to the filing of such a suit or (iii) to enforce its rights under this Agreement or to seek any other remedy in connection with this transaction;

(n)           Acquisitions. Other than with respect to the Excluded Business, acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(o)           Taxes. Except as required by Law and except to the extent such action reasonably could not adversely affect Purchaser, make or change any Tax election, change any accounting method in respect of Taxes, adopt or change any period of accounting, file any material Tax Return or any amendment to a Tax Return, enter into any closing agreement with any Tax Authority or similar agreement or arrangement with respect to Taxes, settle any Tax claim or assessment, take any action to surrender any right to claim a refund or credit of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or take any other action or omit to take any action, other than in the ordinary course of business, that would have the effect of increasing the Tax liability of the Purchaser;

(p)            Indebtedness. Incur new indebtedness for borrowed money in excess of $250,000 other than in the ordinary course of business or to the extent it only Encumbers the Excluded Business.

(q)            Revaluation. Other than with respect to the Excluded Business, revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP;

(r)            Discounts. Grant any discount or other concession in connection with the collection of any account receivable other than in the ordinary course;

(s)            Collections. Other than with respect to the Excluded Business, collect any account receivable other than in the ordinary course of business;

(t)             Reserved.

(u)            Other. Take or agree in writing or otherwise to take, any of the actions described in this Section 5.4.

Notwithstanding anything herein to the contrary, nothing in this Section 5.4 or elsewhere in this Agreement shall restrict, impede or cause consent to be required from Purchaser for (i) actions to close the Company’s branch office in India or (ii) payment of any indebtedness.

5.5              No Shop.

(a)            From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, Seller shall cause each of the Group Companies not to, directly or indirectly through any officer, director, employee, representative or agent or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale or other disposition of assets, sale of shares of capital stock or similar transactions involving any Group Company other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.

(b)           Seller shall notify Purchaser as promptly as possible (and no later than 24 hours) after receipt by any Group Company (or their respective advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of any Group Company by any Person that informs any Group Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror (unless prohibited by and nondisclosure agreement in effect on the date hereof) and terms and conditions of such proposal, inquiry or contact.

5.6              Access to Information. Seller covenants that it shall cause each of the Group Companies to afford Purchaser and its accountants, counsel and other representatives, reasonable access during business hours during the period from the date of this Agreement through the Closing, to (A) all properties, personnel, books, contracts, commitments and records of the Group Companies and (B) all other information concerning the business, properties and personnel of the Group Companies as Purchaser may reasonably request. Subject to compliance with applicable Law, during the period from the date of this Agreement through the Closing, upon Purchaser’s reasonable request, the Group Companies shall confer on a regular and frequent basis with one or more representatives of Purchaser to report regarding the Group Companies’ operational matters of materiality and the general status of the Group Companies’ ongoing operations. No information or knowledge obtained by Purchaser in any investigation pursuant to this Section 5.6 or otherwise shall affect or be deemed to modify any representation, warranty or covenant contained herein, the indemnification obligations set forth herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

5.7              280G Covenant. Prior to the Closing, the Company shall submit to its Stockholders, for approval (in a manner and with a disclosure document reasonably satisfactory to Purchaser (which approval shall not be unreasonably withheld)) by a vote of such Stockholders pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “280G Stockholder Vote”), any such payments or other benefits that may, separately or in the aggregate, reasonably be expected to cause there to be “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations thereunder (the “280G Payments”), such that, if the 280G Stockholder Vote is received approving the 280G Payments, such 280G Payments shall not cause there to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. Prior to such 280G Stockholder Vote, the Company shall obtain, from each person whom the Company reasonably believes to be with respect to the any of the Group Companies a “disqualified individual” (as defined in Section 280G of the Code and the Treasury Regulations thereunder) and who might otherwise receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, a written waiver (in form and substance reasonably satisfactory to Purchaser) pursuant to which such person agrees to waive any and all right or entitlement to such parachute payment, to the extent such payment would cause any payment not to be deductible pursuant to Section 280G of the Code. Such waivers shall cease to have any force or effect with respect to any item covered thereby to the extent the 280G Stockholder Vote for such item is obtained. The Company shall provide to Purchaser any materials to be distributed to its Stockholders pursuant to this Section 5.7 within a reasonable period of time prior to distribution to such Stockholders and such materials shall be subject to the prior review and approval of Purchaser (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall deliver to Purchaser written certification that either (a) the 280G Stockholder Vote was solicited and the Stockholder approval was obtained with respect to any 280G Payments that were subject to the 280G Stockholder Vote, or (b) the Stockholder approval of any 280G Payments was not obtained and as a consequence, such 280G Payments shall not be made or provided to any affected individual.

5.8              Tax Matters.

(a)            Subject to Section 5.2, Transfer Taxes shall be borne by Seller; and Seller shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, that, if required by any Law, Purchaser will join in the execution of any such Tax Returns and other documentation..

(b)            Cooperation. Following the Closing Date, Purchaser and Seller shall, and shall cause the Purchaser Subsidiary and Company Subsidiary to, as reasonably requested by the other Party: (i) assist such other Party in preparing and filing any Tax Returns relating to Seller and the Company Subsidiary that such other Party is responsible for preparing and filing; (ii) cooperate in preparing for any Tax audit of, or dispute with any Tax Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Tax Authority, in each case with respect to Seller and the Company Subsidiary; (iii) make available to the other Party and to any Tax Authority as reasonably requested all information, records and documents relating to Taxes relating to Seller and the Company Subsidiary (at the cost and expense of the requesting Party); (iv) provide timely notice to the other Party in writing of any pending or threatened Tax audits or assessments relating to Seller and the Company Subsidiary for taxable periods for which any such other Party is responsible; and (v) furnish the other Party with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any taxable periods (or portion thereof) for which any such other Party is responsible. For the avoidance of doubt, the cooperation noted in this Section 5.8(b) shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any audit, litigation or other proceedings with respect to Taxes, the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.9              R&W Insurance Policy. In connection with the transactions contemplated hereby, Purchaser shall obtain or cause to be obtained, and Seller shall reasonably cooperate with Purchaser prior to the Closing in order to obtain the R&W Insurance Policy to provide coverage for Purchaser with respect to Damages, subject to the provisions of Section 8 applicable to such Damages and claims; the R&W Insurance Policy shall contain an express waiver of subrogation rights against the Seller and the Equityholders (directly or indirectly), except and only to the extent of Fraud by any Seller or any Equityholder. The Seller and the Equityholders shall be express third-party beneficiaries of such anti-subrogation provision. During the term of the R&W Insurance Policy, Purchaser shall (i) maintain the R&W Insurance Policy in full force and effect (or shall cause an appropriate Affiliate to do the same) and (ii) shall not, and shall not permit any Affiliate of Purchaser to amend, repeal or modify any provision of the R&W Insurance Policy in a manner that would adversely affect the Equityholders or Seller without Seller’s prior express written consent (such consent not to be unreasonably withheld).

5.10            Efforts to Close. Except as specifically required by this Agreement, Purchaser and Seller shall not, and shall cause the Purchaser Subsidiary and the Company Subsidiary respectively to not, knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to materially delay or impede the ability of the parties to consummate the transactions contemplated by this Agreement.

5.11            Post-Closing Company Continuing Employee Benefits. At or prior to the Closing, Purchaser and the Purchaser Subsidiary, as applicable, shall make Qualifying Offers of employment to all Personnel employed by the respective Group Companies immediately prior to the Closing Date except for those Personnel included in (A) the Severance Amount, (B) Retained Employees, or (C) the employees listed on Section 5.11 of the Disclosure Schedule (notwithstanding anything herein to the contrary, all severance, costs and other Liabilities of the Group Companies with respect to employees of the Group Companies who are not Personnel shall be borne and paid by the Seller; provided that Purchaser shall reimburse Seller for the statutory severance for the Personnel covered by clause (C)), and Seller shall seek, or shall cause the Company Subsidiary to seek, resignations from, or otherwise terminate, all Personnel who have accepted an offer of employment from Purchaser or Purchaser Subsidiary prior to the Closing. At or prior to the Closing, Purchaser shall extend consulting agreements to the consultants set forth on Schedule 1(c) with cash compensation equivalent to the cash compensation under existing consulting agreements with the Group Companies as set forth on Schedule 3.22(a). Where any Personnel does not accept a Qualifying Offer from Purchaser or Purchaser Subsidiary, and such Personnel is terminated by Seller, Seller shall be solely responsible for any severance indemnities or other Liabilities arising as a result of such termination. Purchaser shall or shall cause its designated Affiliate to give the Company Continuing Employees service credit for all periods of employment with the Company and the Company Subsidiary prior to the Closing Date, to the same extent as service credit was given by the Company and the Company Subsidiary immediately prior to the Closing Date, for purposes of eligibility to participate, vesting, entitlement to benefits, and vacation, gratuity and severance accruals (but not defined benefit pension plan accruals) under any 401(k), health or welfare plan, vacation or severance policy or other similar employee benefit plans adopted or maintained by Purchaser or its controlled Affiliates on or after the Closing Date, except as would result in duplication of benefits. Purchaser shall or shall cause its designated Affiliate to use commercially reasonable efforts to (i) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Purchaser or its Affiliates for the benefit of the Company Continuing Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the Target Employee Plan, and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date for the plan year in which the Closing occurs. Parent shall fulfill its obligations set forth on Schedule 5.11(a).

5.12            Transition of Clients. Beginning on the Closing Date, Seller shall take such actions as are reasonably required to transition the relationships of customer and clients of the Target Business and the relationships of any potential customer and clients of the Target Business to Purchaser.

5.13            Further Assurances. Subject to the terms of this Agreement, each of Purchaser and Seller shall, and shall cause the Purchaser Subsidiary and the Company Subsidiary respectively to, execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the transactions contemplated hereby. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed on such other party by this Agreement or applicable law in connection with the consummation of the transactions contemplated hereby. From and after the Closing, in the event that Seller or its designated Affiliate determines (or Purchaser so notifies Seller in writing) that it is in possession of or owns any asset related to the Target Business that was not intended to be retained in connection with the transactions contemplated by this Agreement, Seller or its designated Affiliate shall cause such asset to be assigned to Purchaser or its designated Affiliate at no cost to Purchaser or its designated Affiliate. From and after the Closing, in the event that Purchaser determines (or Seller so notifies Buyer in writing) that it is in possession of or owns any asset or Liability which was obtained in connection with the transactions contemplated by this Agreement and was not intended to be transferred in connection with the transactions contemplated by this Agreement, Purchaser shall cause such asset or Liability to be promptly transferred to Seller or its designated Affiliate at no cost to Seller or its designated Affiliate. In the event that, following the Closing, Seller or the Company Subsidiary receive any payment that either (i) relates to accounts receivable or other amounts in respect of the Purchased Assets or the Target Business or (ii) relates to products or services provided by Purchaser to customers or clients of the Target Business, Seller or the Company Subsidiary shall cause such payment to be promptly delivered to Purchaser or its designated Affiliate. At and following the Closing, Seller will effectuate the transition of any access points, servers and other hardware that are Excluded Assets in a manner that does not cause disruption to the Target Business.

5.14            Payments to Continuing Employees. Prior to the Closing, Seller or the Company Subsidiary shall pay to each Company Continuing Employee an amount equal to the sum of (i) the unpaid bonus amount payable to such Company Continuing Employee in respect of Seller’s or the Company Subsidiary’s 2019 fiscal year (if any), (ii) accrued PTO for such Company Continuing Employee as of the Closing Date and (iii) any unpaid expense reimbursements payable to such Company Continuing Employee as of the Closing Date. Such bonus amounts shall be determined by the Seller or the Company Subsidiary in their reasonable discretion in a manner consistent with the determinations made for the applicable bonus plans generally, provided that such amounts shall be subject to the prior written approval of Parent or its designated Affiliate, such consent not to be unreasonably withheld, conditioned or delay.

5.15            Option Cancellation. The Company shall provide each holder of a Vested Option notice of the transactions contemplated by this Agreement within a reasonable period prior to the Closing informing such Option holder of his or her right to execute an Option Cancellation Agreement (the “Option Cancellation Agreement”) in lieu of exercising his or her Vested Option and receive the Option Consideration (as defined below), if any, in exchange for cancellation of such Option holder’s outstanding Vested Option. In the event an Option holder fails to execute an Option Cancellation Agreement with respect to any unexercised portion of his or her Vested Option prior to the Closing, such portion of such Option, to the extent not exercised prior to the Closing, shall be terminated and cancelled upon the Closing and the Option holder shall have no right to receive any consideration in respect of such termination and cancellation. For each Option holder who enters into an Option Cancellation Agreement, each outstanding Vested Option held by such Option holder shall be cancelled upon the Closing and converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Common Stock covered by such Vested Option, multiplied by (B) the excess, if any, of the proceeds of the Asset Purchase distributed by the Company to holders of Common Stock on a per share basis over the exercise price per share of such Vested Option, when and as distributed to the holders of Common Stock, subject to compliance with Section 409A of the Code (the “Option Consideration”). Each Option (or portion thereof) that is outstanding immediately prior to the Closing that is not vested and does not otherwise vest under the terms of an agreement existing as of the Closing or as otherwise approved by the Company, on or prior to the Closing, shall be deemed cancelled and extinguished upon the Closing, with no further rights or consideration payable to the holder thereof. The Company shall take all actions necessary to effectuate the acceleration of any vesting of the Options set forth on Schedule 5.4(t) on or prior to the Closing and may condition such acceleration on the Option holder’s execution of an Option Cancellation Agreement with respect to all of such holder’s Options.

5.16            Purchaser Subsidiary. Purchaser shall take commercially reasonable efforts to cause Purchaser Subsidiary to (a) be duly formed, (b) be authorized to enter into the India APA, conduct the Target Business and hire the Personnel located in India, (c) establish employee benefits for such Personnel, which shall not be less favorable than the benefits provided to such Personnel by the Company Subsidiary, and (d) otherwise be able fulfill the obligations of Purchaser set forth in Section 5.11.

5.17            Naming Rights. The Company and the Company Subsidiary shall take such actions as may be necessary to remove any reference to “Redpine Signals” from their respective corporate names on a timeframe that is commercially reasonable including, without limitation, in light of the timeframe that is required to change the name of the Company Subsidiary. Without limiting the foregoing, immediately upon Closing, Seller shall cease use of the “Redpine Signals” name and trademark in any advertising, press release or public statement, including website, social media, or print or electronic advertisement. Seller may use the “Redpine Signals” name for the purposes of transacting corporate, tax or governmental matters. Seller will work diligently to remove and stop all use of the Redpine Signals name and trademark once the Redpine Signals, Inc Branch Office in Hyderabad, India and Redpine Signals Pvt Ltd are closed.

5.18            STPI De-bonding. Prior to the Closing, the Seller shall have transferred the title in all the assets in the India Premises that are bonded under the STPI registration and are owned by it, to the Company Subsidiary. Prior to the Closing, the Seller shall have caused the Company Subsidiary to de-bond the assets in the India Premises that are bonded under the STPI Registration, in accordance with the Law applicable to an STPI unit, and deliver evidence of such de-bonding in a form reasonably acceptable to Purchaser. For the avoidance of doubt, subject to Section 5.2, (i) it is clarified that the Seller shall bear and will be liable for all costs associated with such de-bonding, including any Taxes, duties, penalties, costs, etc. that may be payable for de-bonding the assets and (ii) the Purchaser shall not reimburse the Seller for any other Taxes or amounts which may become payable as a result of the transfer in the title of the assets in the India Premises from the Seller to the Company Subsidiary.

5.19            Certain Matters. Purchaser and Seller shall take the actions set forth on Schedule 5.19.

5.20            Acceleration of Vesting. Purchaser hereby consents to Seller accelerating the vesting of any unvested Options.

6.            Closing Conditions.

6.1              Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing by Purchaser:

(a)            Representations and Warranties. The representations and warranties set forth in Section 3 of Seller are true and correct in all material respects as of the Closing (other than the Fundamental Representations, which shall be true and correct in all respects as of the Closing).

(b)            Performance of Obligations. The Group Companies shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Group Companies as of the Closing.

(c)            No Litigation. There shall not be any pending or threatened (in writing) legal proceeding challenging or seeking to restrain or prohibit the consummation of the Closing.

(d)            No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e)            No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Asset Purchase shall be and remain in effect, nor shall there be any action taken, which makes the consummation of the Asset Purchase illegal.

(f)            Governmental Approval. The Group Companies shall have timely obtained all approvals, waivers, actions, and consents, necessary to be obtained by the Group Companies from Governmental Entities for consummation of or in connection with the Asset Purchase and the transactions contemplated hereby.

(g)            Purchaser Subsidiary. Purchaser Subsidiary shall (a) have been duly formed, (b) be authorized to enter into the India APA, conduct the Target Business and hire the Personnel located in India, (c) have established employee benefits for such Personnel and (d) otherwise be able to fulfill the obligations of Purchaser set forth in Section 5.11.

(h)            New India Lease. Purchaser shall have entered into the New India Lease.

6.2              Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Seller:

(a)            Representations, Warranties and Covenants. The representations and warranties of Purchaser pursuant to this Agreement shall be true and correct in all material respects as of the Closing.

(b)            Performance of Obligations. Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Purchaser as of the Closing.

(c)            Certificate of Purchaser. The Company shall have received a certificate executed on behalf of Purchaser by an officer of Purchaser to the effect that, as of the Closing the conditions to the obligations of Purchaser set forth in Section 6.2(a) have been satisfied.

7.            Termination.

7.1              Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 7.1(b) through Section 7.1(d), by written notice by the terminating party to the other party):

(a)            by the mutual written consent of Purchaser and Seller;

(b)            by either Purchaser or Seller if the Closing shall not have been consummated on or before 6 months following execution date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available with respect to a party if the failure to consummate the Closing on or prior to such date is the result of any breach of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 7.1(b);

(c)            by either Purchaser or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing; or

(d)            by either Purchaser or Seller if (i) such party is not in breach (ii) there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, such that the conditions set forth in Sections 6.1(a) or (b) (in the case of termination by Purchaser) or Sections 6.2(a) or (b) (in the case of termination by Seller) would not be satisfied and (iii) such breach or inaccuracy referenced in clause (ii) shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach or inaccuracy from the other party.

7.2              Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, there shall be no Liability on the part of Purchaser, Seller or their respective officers, directors, employees, agents or stockholders, except as a result of any breach of this Agreement that occurred prior to such termination. Notwithstanding the foregoing, the provisions of Sections 5.1, 5.2, 5.3, 7.2, 8.5(a) and 9 shall remain in full force and effect and survive any termination of this Agreement.

8.            Escrow and Indemnification.

8.1              Indemnification.

(a)            Survival of Representations and Warranties. All representations and warranties made by Seller herein or in any certificate, schedule or exhibit delivered pursuant hereto shall survive the Closing and continue in full force and effect until: (a) all applicable statutes of limitations (taking into account applicable extensions and waivers) (or indefinitely if enforceable and no such statute of limitations exists) with respect to the matters set forth in Section 3.1 (Organization, Existence, and Good Standing), Section 3.2 (Authority), Sections 3.3(a)-(b) (Consents), Section 3.4 (Broker), Section 3.5 (Insolvency) and Section 3.9 (Title of Property and Assets) (the “Fundamental Representations”) or with respect to Fraud and (b) the Termination Date with respect to all other representations and warranties (the “Standard Representations”). Notwithstanding anything herein to the contrary, with respect to the breach of any representation, warranty or covenant by an Equityholder, recovery for Damages may only be sought and recovered by Purchaser Indemnified Persons from the Equityholder who provided such representation, warranty or covenant.

(b)            Indemnity. Subject to the limitations set forth in this Section 8 each Indemnifying Party will severally and not jointly (except for Equityholders that are immediate family members or a trust, limited liability company, or similar estate planning vehicle established by or for the benefit of an Equityholder and/or any Related Party of such Equityholder (“Related Parties”) which shall be jointly and severally liable with their Related Parties) (according to their respective Percentages) indemnify, defend and hold harmless Purchaser, any other direct or indirect subsidiary of Purchaser (including Purchaser Subsidiary) and their respective agents, representatives, officers, directors and employees (each an “Purchaser Indemnified Person”) from and against any Damages arising out of or in connection with:

(i)            any inaccuracy in, or any breach of, any representation or warranty made by any Group Company or Equityholder in this Agreement or in any Transaction Agreement or certificate delivered hereto provided that for breaches by an Equityholder recovery for Damages may only be sought and recovered from the Equityholder in breach;

(ii)           any breach of any covenant or agreement to be performed by any Group Company or Equityholder pursuant to this Agreement or any Transaction Agreement or certificate delivered hereto provided that for breaches by an Equityholder recovery for Damages may only be sought and recovered from the Equityholder in breach;

(iii)          the Excluded Assets or the Excluded Liabilities; or

(iv)          Fraud (a) by any Group Company under this Agreement or under any Transaction Agreement to which a Group Company is party or (b) by any Equityholder; provided that for this subsection (iv)(b) recovery may only be sought and recovered from the Equityholder who committed such Fraud.

Subject to the limitations set forth in this Article 8, to the extent that the Company has not distributed all proceeds to its Equityholders, the Company shall be liable for any Damages covered under this Article 8 as provided in this paragraph. To the extent that the Company has distributed proceeds to an Equityholder, such Equityholder shall be liable for any Damages covered under this Article 8 in accordance with such Equityholder’s Percentage and the Company shall have no liability therefore. To the extent any Equityholder’s Percentage of the proceeds from the transactions contemplated by this Agreement remain with the Seller, the Seller shall be liable for Damages hereunder with respect to such proceeds to the same extent an Equityholder would be liable pursuant to this Agreement. For clarity, the Company shall only be responsible for the portion of such Equityholders Percentage that has not been distributed to such Equityholder in accordance with his, her or its Percentage of the available distributions. The Company shall update the Closing Certificate to set forth all distributions to the Equityholders.

(c)            Right to Bring Claim. Purchaser and Seller each agree that Purchaser, and only Purchaser, may bring a claim in its own name to recover on its own behalf for Damages that are economic losses of Purchaser Indemnified Person that Purchaser Indemnified Persons are entitled to recovery for in accordance with this Article 8.

(d)            Materiality Disregarded. For purposes of determining (i) the amount of any Damages with respect thereto and (ii) whether a breach has occurred, all representations and warranties of the Group Companies that are qualified as to “materiality,” “material,” “Material Adverse Effect,” or other similar qualifications shall be deemed to be not so qualified.

(e)            Essential Term. The parties hereto acknowledge and agree that the rights of any Purchaser Indemnified Person to indemnification pursuant to this Section 8.1 are an essential part of the economic terms of the transactions contemplated by this Agreement. An Purchaser Indemnified Person’s rights to indemnification under this Agreement shall in no way be limited or eliminated or otherwise affected by the fact that such Purchaser Indemnified Person, or any of its directors, officers, employees or advisors, was at any time prior to or as of the Closing or the execution of this Agreement aware (or should have become aware) of any fact (including that any representation or warranty was untrue or incorrect or that any covenant or agreement had been breached) other than as set forth in this Agreement or the Target Disclosure Schedules.

(f)            Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made pursuant to this Agreement by Seller as an adjustment to the Cash Consideration for income Tax purposes, to the extent permitted by Law.

(g)            Purchaser Indemnification. Purchaser shall indemnify the Equityholders and each of respective agents, representatives, officers, directors and employees, (the “Equityholder Recipient Indemnitees”) against and from all Damages incurred by any Equityholder Recipient Indemnitee as a result of, or arising out of, or by virtue of (a) any inaccuracy in or breach of any representation and warranty made by Purchaser to Seller in Section 4; (b) any material breach by Purchaser of any of the covenants or obligations made by them under this Agreement (including the obligations under this Article 8) or (c) any Assumed Liabilities; provided that, this Section 8.1(g) shall not restrict the Purchaser Indemnified Persons from seeking recovery for breaches of the representations and warranties as provided in this Agreement. Any claim pursuant to this Section 8.1(g) may be made only by Seller on behalf of the Equityholders or in the event Seller experiences a change of control, dissolution or otherwise winds up its affairs, Seller’s designee. Parent hereby unconditionally guarantees Seller it will satisfy any indemnification obligation of Purchaser or its Affiliates to the Equity Recipient Indemnitees that Purchaser or its Affiliates does not fulfill.

For the avoidance of doubt, the survival period in this Section 8.1 is intended to and hereby does replace the applicable statutes of limitations that would otherwise apply to a claim for breach of any representation, warranty, covenant or obligation contained in this Agreement or any other Transaction Agreement.

8.2              Escrow Period; Release From Escrow. The remaining Escrow Amount (after satisfaction of any indemnification claims) shall be delivered to the Equityholders in accordance with their respective Percentages within five Business Days following the Termination Date; provided, however, that any amount contained in a Pending Claims Account shall be retained by the Escrow Agent until such claims have been resolved.

8.3              Claims Process. On or before the Termination Date, promptly after becoming aware of the existence of potential Damages or a Third-Party Claim, Purchaser shall be entitled to deliver to the Escrow Agent and Seller a certificate signed by an officer of Purchaser (an “Officer’s Certificate”) stating Purchaser’s good faith belief that Damages exist (or are reasonably expected to exist with respect to an identified matter) or that there has been an assertion in writing against any Purchaser Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Purchaser Indemnified Person (in each such case, a “Third-Party Claim”) that if successfully prosecuted, would give rise to the indemnification obligations of the Indemnifying Parties set forth in Section 8.1, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related. Notwithstanding the foregoing, if the Officer’s Certificate is given on or prior to the Termination Date, no delay on the part of the Purchaser in giving the Indemnifying Parties an Officer’s Certificate shall limit or reduce the Indemnifying Party’s right to indemnity hereunder, nor relieve the Indemnifying Party from any of its obligations, unless an Indemnifying Party is actually materially prejudiced thereby. Upon receipt of an Officer’s Certificate, the Escrow Agent will, as more particularly provided in the Escrow Agreement, segregate from the Escrow Funds into a separate account (the “Pending Claims Account”) a portion of the Escrow Amount as necessary to satisfy and pay (if and when it is determined that such amount is owed) the amount of the claim as stated in the Officer’s Certificate. The Escrow Agent will distribute the Escrow Funds in accordance with the terms of the Escrow Agreement. Subject to the provisions of this Section 8, if Damages exceed the available Escrow Funds, Purchaser is hereby authorized at any time thereafter and from time to time, to the fullest extent permitted by Law, to obtain repayment from the Equityholders to the extent any Escrow Funds or Cash Consideration has already been paid to the Equityholders (and the Equityholders shall promptly facilitate each of the foregoing remedies). Notwithstanding anything in this Agreement to the contrary, Purchaser Indemnified Persons shall not be entitled to recover under this Agreement unless an Officer’s Certificate has been delivered to Seller on or before the applicable survival period for such claim provided in Section 8.1. If Seller shall object in writing to any claim or claims by Purchaser made in any Officer’s Certificate, Purchaser shall have 30 days to respond in a written statement to the objection of Seller. If after such 30 day period there remains a dispute as to any claims, Seller and Purchaser shall attempt in good faith for an additional period of up to 45 days to agree upon the rights of the respective parties with respect to each of such claims, provided that if no agreement is reached, no amounts shall be owed by the Indemnifying Parties or recoverable by the Purchaser Indemnified Persons until a final decision, judgment or award has been rendered with respect to the indemnification matters set forth in the Officer’s Certificate (including a declaratory or similar judgment that the Purchaser Identified Persons are entitled to indemnification) and the time in which to appeal therefrom has expired.

8.4              Third-Party Claims. In the event a Purchaser Indemnified Person becomes aware of a Third-Party Claim that Purchaser believes may result in an indemnification claim pursuant to this Section 8, Purchaser shall notify Seller of such claim (but the failure to deliver such notice shall not limit Purchaser’s rights under this Agreement). Purchaser shall consult with Seller prior to entering into a settlement of any claim that would result in Damages being paid from the Escrow Funds or by the Indemnifying Parties. Purchaser shall not settle, compromise or otherwise resolve any Third-Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld conditioned or delayed; provided that the Indemnifying Party shall have no right to consent to the part of any such settlement, compromise or resolution which does not have any adverse impact on or cost to the Indemnifying Party. In the event that Seller has consented to any settlement of a Third-Party Claim with regard to a specific dollar amount of Damages, neither Seller nor the Equityholders shall have any power to dispute (under Section 8.3, Section 8.4 or otherwise) Purchaser’s right to indemnity hereunder with respect to such settlement. Notwithstanding anything to the contrary herein, Seller’s outside legal counsel shall have the right to participate in the defense of any Third Party Claim at its own cost and expense to the extent that the Indemnifying Parties would reasonably be likely to have exposure beyond the Initial Escrow Amount.

8.5              Limitations on Recovery.

(a)            Sole and Exclusive Remedy Pursuant to this Agreement. Following the Closing, the indemnification rights provided in this Section 8 shall constitute the sole and exclusive remedy pursuant to this Agreement with respect to Damages of any kind or nature arising out of or in connection with any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement, the transactions contemplated hereby or otherwise, other than in accordance with Section 9.12 hereof and with respect to Fraud by any Equityholder, provided that recovery for Fraud by an Equityholder may only be recovered from such Equityholder. The parties may not avoid the limitations on liability, recovery and recourse set forth in this Article 8 by seeking damages for breach of contract, tort or pursuant to any other theory or liability. Nothing in this Section 8.5(a) shall prevent or prohibit a party from seeking and/or obtaining specific performance in accordance with Section 9.12.

(b)            Cap on Liability. The recourse of the Purchaser Indemnified Persons pursuant to this Agreement with respect to: (i) the Standard Representations (except for Section 3.14(c)(i)) shall be limited to the Escrow Amount (until released); (ii) Section 3.14(c)(i) shall be limited to the Escrow Amount (until released); and (iii) with respect to all other matters (other than with respect to Fraud by any Equityholder or its Affiliates) shall be limited to the Cash Consideration. Notwithstanding anything in this Agreement to the contrary, only the perpetrator of Fraud may be liable in excess of the Cash Consideration. With respect to any situation in which multiple sections are applicable, the higher limit shall be applicable. Notwithstanding anything to the contrary in this Agreement, in no event shall any Equityholder’s liability for Damages hereunder exceed the amount of proceeds actually received by such Equityholder as a result of the transactions contemplated by this Agreement, except in the case of Fraud by such Equityholder.

(c)            Threshold for Certain Claims. No claim for Damages shall be made with respect to the Standard Representations unless all Damages of all Purchaser Indemnified Persons hereunder, in the aggregate, exceed $875,000, in which case the Purchaser Indemnified Person shall be entitled to indemnification for all Damages from the first dollar (without regard to the limitation set forth in this Section 8.5(c)).

(d)            No Limitation on Additional Agreements. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit (A) recovery or recourse of the Purchaser or its Affiliates from a Person that enters Employment Documents or other agreements in connection with this Agreement to the extent that such Employment Documents or other agreements pursuant to its terms permits such recourse or remedy by the Purchaser or its Affiliates; or (b) the liability in amount or otherwise of any Equityholder with respect to Fraud by such Equityholder.

(e)            No Subrogation. For the avoidance of doubt, to the extent that an Purchaser Indemnified Person is entitled to indemnification pursuant to this Section 8, the Indemnifying Parties shall not be entitled to exercise, or be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Purchaser Indemnified Person or any of its subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related.

(f)            Purchaser Indemnified Persons shall not be entitled to recover under Section 8:

(i)            to the extent Damages are actually paid by insurance (including title insurance), indemnification rights or similar rights to recovery, and Purchaser or Purchaser Indemnified Persons receives payment thereunder; and

(ii)           to the extent such Damages are taken into account or reserved for in the calculation of the Closing Cash Consideration (and Purchaser Indemnified Persons shall only be entitled to recover, subject to the other applicable limitations provided herein, in excess of such reserve).

(g)            In calculating the amounts payable pursuant to this Section 8, the amount of any Damages shall be determined net of any amounts actually recovered by any Purchaser (or its Affiliates) or Purchaser Indemnified Person under the R&W Insurance Policy with respect to such Damages.  Purchaser shall use commercially reasonable efforts to recover any such amount from the R&W Insurance Policy (including taking commercially reasonable steps to appeal any denial of a claim). If payment from the R&W Insurance Policy is received by Purchaser after indemnification is received by Purchaser hereunder, Purchaser shall promptly pay to the applicable Equityholders the amount recovered by it from the R&W Insurance Policy for which Purchaser had been otherwise indemnified hereunder. Notwithstanding the foregoing, Purchaser will not be required to refund amounts actually received from an insurer under the R&W Insurance Policy to the extent a Purchaser Indemnified Person’s total Damages exceed the limits in the R&W Insurance Policy.

(h)            Notwithstanding anything herein to the contrary, in no event shall any Purchaser Indemnified Person be entitled to indemnification, reimbursement or other recovery for any amount to the extent any Purchaser Indemnified Person has already been indemnified or reimbursed for such amount under any other provisions of this Agreement.

(i)            Subject to, and in accordance with, the provisions of this Article 8 and the Escrow Agreement, any Damages payable by an Indemnifying Party to any Purchaser Indemnified Person pursuant to Article 5 or this Article 8 shall be payable (i) first, to the extent applicable and not released, from the Escrow Amount up to the amount of the R&W Insurance Policy Retention (such amount the “Initial Escrow Amount”) in accordance with the Escrow Agreement, (ii) second, to the extent the Damages exceed the Initial Escrow Amount or in the event the Initial Escrow Amount is released, subject to the limitations set forth in this Agreement, by recovery from the R&W Insurance Policy and (iii) third, to the extent the Damages exceed the Initial Escrow Amount or in the event the Initial Escrow Amount is released and the R&W Insurance Policy limits are exhausted or coverage under the R&W Insurance Policy is unavailable (subject to Purchaser’s obligations pursuant to the second sentence of Section 8.5(g)), subject to the limitations set forth in this Agreement, then recovery may be sought from the remainder of the Escrow Amount and the Indemnifying Parties as may be permitted pursuant to this Section 8. For purposes of clarity, except in the case of Fraud, Purchaser and Parent acknowledge and agree that any Purchaser Indemnified Person must first make claims for payment for any such liability, to the extent covered under the R&W Insurance Policy, against the R&W Insurance Policy. The R&W Insurance Policy shall be deemed to have been paid by all of the Equityholders to the applicable Purchaser Indemnified Persons (regardless of which loss payee is actually paid under the R&W Insurance Policy) and such deemed payment shall be taken into account when determining the Equityholders liability hereunder, if any.

(j)            No exculpation from liability, right of indemnification, advancement or other recovery in favor of any director or officer of any Group Company shall be applicable to benefit such individual to the extent such recovery would reduce any Damages of a Purchaser Indemnified Person that the Purchaser Indemnified Person is entitled to recovery for hereunder.

9.            General Provisions.

9.1         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly delivered and received: (i) upon receipt if delivered personally; (ii) three Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile or electronic mail with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

if to Purchaser, to:

Silicon Laboratories Inc.
400 West Cesar Chavez
Austin, Texas 78701
Attention: General Counsel
Fax: 512.428.1666
e-mail: legal@silabs.com

and a copy to:

DLA Piper LLP (US)
401 Congress, Suite 2500
Austin, Texas 78701
Attention: Philip Russell, P.C.; D. Joseph Fore, P.C.
Fax: 512.457.7001; 512.721.2229
e-mail: Philip.Russell@us.dlapiper.com; Joseph.Fore@us.dlapiper.com if to Seller, to:

Redpine Signals, Inc.
2107 North First Street #540
San Jose, California 95131
Attention: Venkat Mattela
e-mail: venkat.mattela@redpinesignalsinc.com

and a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Attention: Allison Leopold Tilley; Drew Simon-Rooke
e-mail: allison@pillsburylaw.com; drew.simondooke@pillsburylaw.com

9.2         Taking of Necessary Action; Further Action. The Group Companies will take all such commercially reasonable and lawful action as may be necessary or desirable in order to effectuate the Closing in accordance with this Agreement as promptly as possible. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Seller, the officers and directors of Seller are fully authorized in the name of Seller or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

9.3         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.4         Entire Agreement; Parties in Interest; Assignment. This Agreement, the Transaction Agreements, the exhibits and schedules hereto including the Target Disclosure Schedule and the Confidentiality Agreement, together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the letter of intent, dated October 3, 2019 and as amended on January 4, 2020. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person. This Agreement shall not be assigned by operation of law or otherwise without the written consent of Purchaser.

9.5         Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6            Remedies Cumulative. Except as otherwise provided herein, any and all remedies expressly conferred in this Agreement upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred by this Agreement, and the exercise by a party of any one remedy under this Agreement will not preclude the exercise of any other remedy expressly conferred by this Agreement.

9.7            Governing Law; Consent to Jurisdiction. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than those of the State of Delaware. Each of the Parties hereby irrevocably consents and agrees that it will only bring any action, suit or proceeding with respect to any matter arising under or relating to this Agreement or the subject matter of this Agreement or any of the transactions contemplated by this Agreement in the Court of Chancery of the State of Delaware (or if jurisdiction is not available in such court, then in the United States District Court for the District of Delaware or, if jurisdiction is not available in such court, then in the Superior Court of the State of Delaware) (together with the appellate courts having jurisdiction of appeals in such courts, the “Chosen Courts”). Each of the Parties hereby irrevocably accepts and submits, for itself and in respect of its properties, to the personal jurisdiction of the Chosen Courts, generally and unconditionally, with respect to any such action, suit, or proceeding. Each of the Parties hereby irrevocably consents to the service of process in any such action, suit, or proceeding in any such court by the mailing of a copy thereof by registered or certified mail, postage prepaid, to such Party at the address specified in Section 9.1 for notices to such Party. In addition to or in lieu of any such service, service of process may also be made in any other manner permitted by applicable Law. Each of the Parties hereby irrevocably and unconditionally waives any objection or defense that it may now or hereafter have to the laying of venue to any such action, suit, or proceeding in the Chosen Courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit, or proceeding brought in such Chosen Courts has been brought in an inconvenient forum.

9.8            WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER OF ANY OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY ANY OF THIS AGREEMENT. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.9            Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. References herein to a Section shall be deemed to also refer to all subsections under such Section (e.g. a reference to Section 3.14(b) would be deemed to refer to Section 3.14(b)(i) and Section 3.14(b)(ii) and any subsections thereunder as well). The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references in this Agreement that provide that documents have been “delivered to Purchaser” or “provided to Purchaser” shall be deemed satisfied solely to the extent that (a) the applicable document(s) was provided in the Electronic Data Room at least one day prior to the date hereof or (b) delivered via e-mail to Purchaser’s legal counsel or an employee of Purchaser engaged in the negotiation or due diligence investigation regarding this transaction on or prior to the date hereof. Further, (a) each term defined in this Agreement has the meaning assigned to it, (b) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (c) all references to $ or dollar amounts will be to lawful currency of the United States, (d) to the extent the term “day” or “days” is used, it will mean calendar days, (e) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time, (f) reference to any Law shall be construed as a reference to such Law as re-enacted, redesignated, amended or extended from time to time prior to the date hereof, (g) the information contained in the Schedules is disclosed solely for the purposes of this Agreement (h) when calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period in question shall end on the next Business Day, and (i) the phrases “provided to,” “made available,” “furnished to,” and phrases of similar import when used in this Agreement, unless the context otherwise requires, shall mean, with respect to any statement in this Agreement to the effect that any information, document, or other material has been “delivered” or “provided” to the Purchaser or its legal counsel, that such information, document, or material was (x) to the Company’s Knowledge, true and correct at the time it was made available or delivered to the Purchaser or its legal counsel and (y) made available for review by the Purchaser or its representatives in the Data Room, in each case, at least one Business Day prior to the Closing Date.

9.10            Amendment; Waiver. This Agreement may be amended and any provision hereof may be waived at any time, in each case, only by execution of an instrument in writing signed by each of Purchaser and Seller. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar) unless explicitly waived.

9.11            No Third-Party Beneficiaries. Unless a provision of this Agreement specifically grants a right or benefit to a third party, there are no third-party beneficiaries to this Agreement and no third party has any rights under this Agreement or any of its provisions.

9.12            Specific Performance; Injunctive Relief. Purchaser and Seller each agree that Seller’s business is unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages would be inadequate and would have no adequate remedy at law. Accordingly, Purchaser and Seller each agree that each party that is harmed by a breach of this Agreement shall have the right, in addition to any other lawful rights and remedies existing in its favor, to enforce its rights and its counterparty’s obligations under this Agreement not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief, in each case without the requirement of posting a bond or proving actual damages. If any such action is brought by a party to enforce this Agreement, the party against whom such action is brought hereby waives the defense that there is an adequate remedy at law.

9.13            Target Disclosure Schedule. No disclosure of any matter contained in the applicable Target Disclosure Schedule shall create an implication that such matter meets any standard of materiality (matters reflected in the applicable Target Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the applicable Target Disclosure Schedule; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose).

9.14            Waiver of Conflict; Treatment of Company Confidential Information. The parties acknowledge and agree that subsequent to the Closing, any Equityholder (collectively, the “Former Holders” or individually, the “Former Holder”) shall have the right to retain Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) to represent any Former Holder’s interest(s) in any dispute even if such representation relates to or arises out of this Agreement, the exhibits to this Agreement, any transaction contemplated by this Agreement or any Purchaser (collectively, the “Dispute”). The Purchaser and Parent and each of their subsidiaries hereby irrevocably waive, consent to and covenant not to assert any objection, based on conflict of interest or otherwise, to any representation of any Former Holder by Pillsbury in any Dispute. The Purchaser further agrees that, as to all pre-Closing privileged or otherwise protected materials relating to Pillsbury and the Dispute including materials protected by the attorney-client privilege, work product, the expectation of client confidence and all other rights to any applicable privilege or immunity (“Privileged Deal Materials”) are hereby (i) deemed the sole property of the Seller and (ii) shall only be controlled, reviewed, utilized or otherwise accessed by the Seller and shall not pass to or be claimed by any Purchaser on any ground, including waiver. Notwithstanding the foregoing, the parties agree that Privileged Deal Materials do not include communications that constitute evidence of Fraud by the Former Holders or the Seller. Except as to the Privileged Deal Materials, any other pre-Closing privileged communications maintained by the Seller shall be the sole property of the Seller.

9.15            Limitation on Warranties. Purchaser acknowledges and agrees that except as expressly set forth in Section 3 of this Agreement or as expressly set forth by any Group Company in any Transaction Agreement, none of the Group Companies or any of its representatives has made any representation or warranty, express or implied, to Purchaser or any of its representatives in connection with this Agreement or any of the transactions contemplated hereby. In connection with the due diligence investigation of the Group Companies by Purchaser and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Purchaser and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive, after the date of this Agreement, from the Group Companies and their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding the Group Companies and the businesses and operations thereof. Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, and that Purchaser will have no claim against the Group Companies, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in Section 3 of this Agreement or as expressly set forth in any Transaction Agreement by any Group Company. Accordingly, Purchaser hereby acknowledges and agrees that neither the Group Companies nor any of their Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in Section 3 of this Agreement or as expressly set forth in any Transaction Agreement by any Group Company.

[Signatures appear on following page]

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

SILICON LABORATORIES INC.

By:	/s/ Tyson Tuttle
Name: Tyson Tuttle
Title: CEO

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

SILICON LABORATORIES INTERNATIONAL PTE. LTD.

By:	/s/Jennifer Teong Su Ping
Name: Jennifer Teong Su Ping
Title: VP, Manufacturing & Quality

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

REDPINE SIGNALS, INC.

By:	/s/ Venkat Mattela
Name: Venkat Mattela
Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement